EXHIBIT 99.1

EPE HOLDINGS, LLC

Unaudited Condensed Consolidated Balance Sheet at June 30, 2007

EPE HOLDINGS, LLC

EPE HOLDINGS, LLC

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

AT JUNE 30, 2007

(Dollars in thousands)

ASSETS
Current assets
Cash and cash equivalents	$ 69,225
Restricted cash	23,359
Accounts and notes receivable - trade, net of allowance
for doubtful accounts of $22,978	2,456,857
Accounts receivable - related parties	3,047
Inventories	428,242
Prepaid and other current assets	210,658
Total current assets	3,191,388
Property, plant and equipment, net	13,228,737
Investments in and advances to unconsolidated affiliates	2,559,902
Intangible assets, net of accumulated amortization of $482,888	1,870,795
Goodwill	807,251
Deferred tax asset	2,369
Other assets	174,403
Total assets	$ 21,834,845

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Current maturities of long-term debt (see Note 10)	$ 1,079,194
Accounts payable - trade	340,589
Accounts payable - related parties	12,411
Accrued gas payables	2,459,563
Accrued expenses	53,489
Accrued interest	142,059
Other current liabilities	233,552
Total current liabilities	4,320,857
Long-term debt (see Note 10)	8,601,696
Deferred tax liabilities	17,306
Other long-term liabilities	144,985
Minority interest	8,686,726
Commitments and contingencies
Member’s equity	63,275
Total liabilities and member's equity	$ 21,834,845

See Notes to Unaudited Condensed Consolidated Balance Sheet.

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

AT JUNE 30, 2007

Note 1. Company Organization and Basis of Financial Statement Presentation

Company Organization

EPE Holdings, LLC is a Delaware limited liability company that was formed in April 2005 to become the general partner of Enterprise GP Holdings L.P. The business purpose of EPE Holdings, LLC is to manage the affairs and operations of Enterprise GP Holdings L.P. At June 30, 2007, Dan Duncan LLC owned 100% of the membership interests of EPE Holdings, LLC.

Unless the context requires otherwise, references to “we,” “us,” “our” or “EPE Holdings, LLC” are intended to mean and include the business and operations of EPE Holdings, LLC, as well as its consolidated subsidiaries, which include Enterprise GP Holdings L.P. (“Enterprise GP Holdings”) and its consolidated subsidiaries. Enterprise Products GP LLC, Enterprise Products Partners L.P., Enterprise Products Operating LLC, Texas Eastern Products Pipeline Company, LLC, and TEPPCO Partners, L.P. and their respective consolidated subsidiaries are consolidated subsidiaries of Enterprise GP Holdings. References to “EPE Holdings” are intended to mean EPE Holdings, LLC, individually, and not on a consolidated basis.

Enterprise GP Holdings is a publicly traded limited partnership, the units of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “EPE.” The current business of Enterprise GP Holdings is to own general and limited partner interests of publicly traded partnerships engaged in the midstream energy industry and related businesses. Our general partner interest in Enterprise GP Holdings is fixed without any requirement for capital contributions in connection with additional unit issuances by Enterprise GP Holdings.

References to “Enterprise Products Partners” mean the business and operations of Enterprise Products Partners L.P. and its consolidated subsidiaries. References to “EPGP” mean Enterprise Products GP, LLC, which is the general partner of Enterprise Products Partners. Enterprise Products Partners has no business activities outside those conducted by its operating subsidiary, Enterprise Products Operating LLC (“EPO”), as successor in interest by merger to Enterprise Products Operating L.P.

References to “Duncan Energy Partners” mean Duncan Energy Partners L.P., which is a consolidated subsidiary of EPO. References to “DEPGP” mean DEP Holdings, LLC, which is the general partner of Duncan Energy Partners and a wholly owned subsidiary of EPO.

References to “TEPPCO” mean the business and operations of TEPPCO Partners, L.P. and its consolidated subsidiaries. References to “TEPPCO GP” mean Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO.

References to “Energy Transfer Equity” mean the business and operations of Energy Transfer Equity, L.P. and its consolidated subsidiaries, which include Energy Transfer Partners, L.P. (“ETP”). The general partner of Energy Transfer Equity is LE GP, LLC (“ETEGP”).

References to “Employee Partnerships” mean EPE Unit L.P. (“EPE Unit I”), EPE Unit II, L.P. (“EPE Unit II”) and EPE Unit III, L.P. (“EPE Unit III”), collectively, which are private company affiliates of EPCO, Inc.

References to “EPCO” mean EPCO, Inc., which is a related party affiliate to all of the foregoing named entities. Mr. Duncan is the Chairman and controlling shareholder of EPCO.

EPE Holdings, Enterprise GP Holdings, Enterprise Products Partners, EPGP, TEPPCO, TEPPCO GP, the Employee Partnerships and EPCO are affiliates under common control of Mr. Duncan. We do not control Energy Transfer Equity or ETEGP.

Basis of Financial Statement Presentation

Since EPE Holdings exercises control over Enterprise GP Holdings, EPE Holdings consolidates its balance sheet with that of Enterprise GP Holdings. EPE Holdings owns a 0.01% general partner interest in Enterprise GP Holdings, which conducts substantially all of EPE Holdings’ business. EPE Holdings has no independent operations and no material assets outside those of Enterprise GP Holdings.

The number of reconciling items between our consolidated balance sheet and that of Enterprise GP Holdings are few. The most significant reconciling item is that relating to minority interest in our net assets by the limited partners of Enterprise GP Holdings and the elimination of our investment in Enterprise GP Holdings with our underlying partner’s capital account in Enterprise GP Holdings. See Note 2 for additional details regarding minority interest ownership in our consolidated subsidiaries.

Our consolidated balance sheet and related notes reflect the acquisition of partnership interests in TEPPCO GP and TEPPCO, as well as the associated incentive distribution rights (“IDRs”), in May 2007 and the resulting reorganization of our business segments. The acquisition of ownership interests in TEPPCO and TEPPCO GP were accounted for at historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests. Enterprise GP Holdings acquired ownership interests in TEPPCO and TEPPCO GP in May 2007 from Duncan Family Interests, Inc. (“DFI”) and DFI GP Holdings L.P. (“DFIGP”). DFI contributed 4,400,000 common units representing limited partner interests of TEPPCO. DFIGP contributed 100% of the membership interests of TEPPCO GP including the associated incentive distribution rights (“IDRs”). DFI and DFIGP are private company affiliates of EPCO.

Since TEPPCO GP and TEPPCO have been under indirect common control of Mr. Duncan since February 2005, our consolidated balance sheet and related notes for periods prior to May 2007 includes consolidated historical financial information of TEPPCO GP. The inclusion of such predecessor financial information assumes that the historical ownership interests in TEPPCO and TEPPCO GP held by DFI and DFIGP were owned by Enterprise GP Holdings since February 2005.

We revised our business segment disclosures to reflect the fundamental change in Enterprise GP Holdings’ investment portfolio resulting from its acquisition of interests in TEPPCO, TEPPCO GP, Energy Transfer Equity and ETEGP on May 7, 2007. Our reorganized business segments reflect the manner in which these investments are managed and reviewed by our chief operating decision maker. The new reportable segments are (i) Investment in Enterprise Products Partners, (ii) Investment in TEPPCO and (iii) Investment in Energy Transfer Equity.

Our Investment in Enterprise Products Partners segment reflects the consolidated operations of Enterprise Products Partners and its general partner, EPGP. Our Investment in TEPPCO segment reflects the consolidated operations of TEPPCO and its general partner, TEPPCO GP. As discussed previously, the Investment in TEPPCO segment represents the historical operations of TEPPCO and TEPPCO GP that were under common control with us prior to our acquisition of such interests in May 2007. The Investment in Energy Transfer Equity segment reflects our equity method investment in Energy Transfer Equity and ETEGP from the date of acquisition. See Notes 3 and 8 regarding the acquisition of interests in these entities on May 7, 2007.

Note 2. General Accounting Policies and Related Matters

Consolidation Policy

We evaluate our financial interests in business enterprises to determine if they represent variable interest entities where we are the primary beneficiary. If such criteria are met, we consolidate the financial statements of such businesses with those of our own. Our consolidated financial statements include our accounts and those of our majority-owned subsidiaries in which we have a controlling interest, after the elimination of all material intercompany accounts and transactions. We also consolidate other entities and ventures in which we possess a controlling financial interest as well as partnership interests where we are the sole general partner of the partnership.

If the investee is organized as a limited partnership or limited liability company and maintains separate ownership accounts, we account for our investment using the equity method if our ownership interest is between 3% and 50% and we exercise significant influence over the investee’s operating and financial policies. For all other types of investments, we apply the equity method of accounting if our ownership interest is between 20% and 50% and we exercise significant influence over the investee’s operating and financial policies. Our proportionate share of profits and losses from transactions with equity method unconsolidated affiliates are eliminated in consolidation to the extent such amounts are material and remain on our balance sheet (or those of our equity method investees) in inventory or similar accounts.

Since we do not control Energy Transfer Equity or ETEGP, our equity earnings are based on estimates derived from the public SEC filings of Energy Transfer Equity. The fiscal year of Energy Transfer Equity ends August 31; therefore, their financial reporting timeframes do not coincide with ours. As a result, we estimate our share of equity earnings based on their published data. Our estimates may differ from those that Energy Transfer Equity might publish if their fiscal periods matched ours.

If our ownership interest in an investee does not provide us with either control or significant influence over the investee, we account for the investment using the cost method.

Employee Benefit Plans

TEPPCO maintained a non-contributory, trustee-administered pension plan through April 2006, at which time TEPPCO received a determination letter from the Internal Revenue Service providing its approval to terminate the plan. At June 30, 2007, $0.3 million of the plan assets had not been distributed to plan participants.

Dixie Pipeline Company (“Dixie”), a consolidated subsidiary of EPO, employs the personnel that operate its pipeline system and certain of these employees are eligible to participate in a defined contribution plan and pension and postretirement benefit plans. Dixie’s employee benefit plans are immaterial to our consolidated financial position. Dixie contributed $0.1 million to its company-sponsored defined contribution plan for three months ended June 30, 2007. During the six months ended June 30, 2007, Dixie contributed $0.2 million to its company-sponsored defined contribution plan. During the remainder of 2007, Dixie expects to contribute approximately $1.2 million to its postretirement benefit plan and approximately $0.2 million to its pension plan.

Environmental Costs

Environmental costs for remediation are accrued based on estimates of known remediation requirements. Such accruals are based on management’s best estimate of the ultimate cost to remediate a site and are adjusted as further information and circumstances develop. Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies, and regulatory approvals. Ongoing environmental compliance costs are charged to expense as incurred. In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable. Expenditures to mitigate or prevent future environmental contamination are capitalized.

At June 30, 2007, our accrued liabilities for environmental remediation projects totaled $30.6 million. This amount was derived from a range of reasonable estimates based upon studies and site surveys. Unanticipated changes in circumstances and/or legal requirements could result in expenses being incurred in future periods in addition to an increase in actual cash required to remediate contamination for which we are responsible.

In February 2007, Enterprise Products Partners reserved $6.5 million in cash received from a third party to fund anticipated future environmental remediation costs associated with certain acquired assets. Previously, the third party had been obligated to indemnify Enterprise Products Partners for such costs. As a result of the settlement, this indemnification arrangement was terminated.

Estimates

Preparing our Unaudited Condensed Consolidated Balance Sheet in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets. Our actual results could differ from these estimates. On an ongoing basis, management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

Income Taxes

We are organized as a pass-through entity for federal income tax purposes. As a result, our member is responsible for the federal income tax on our taxable income. Income taxes are applicable to our state tax obligations under the Texas Margin Tax and certain federal and state tax obligations of Seminole Pipeline Company (“Seminole”) and Dixie, both of which are consolidated subsidiaries of ours. Deferred income tax assets and liabilities are recognized for temporary differences between the assets and liabilities of our tax paying entities for financial reporting and tax purposes.

In accordance with Financial Accounting Standards Board Interpretation (“FIN”) 48, “Accounting for Uncertainty in Income Taxes,” we must recognize the tax effects of any uncertain tax positions we may adopt, if the position taken by us is more likely than not sustainable. If a tax position meets such criteria, the tax effect to be recognized by us would be the largest amount of benefit with more than a 50% chance of being realized upon settlement. This guidance was effective January 1, 2007, and our adoption of this guidance had no material impact on our financial position.

Minority Interest

As presented in our Unaudited Condensed Consolidated Balance Sheet, minority interest represents third-party ownership interests in the net assets of our consolidated subsidiaries. For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of the parent company, with any third-party ownership in such amounts presented as minority interest. The following table presents the components of minority interest as presented on our Unaudited Condensed Consolidated Balance Sheet at June 30, 2007:

Limited partners of Enterprise Products Partners:
Third-party owners of Enterprise Products Partners (1)	$ 5,112,829
Related party owners of Enterprise Products Partners (2)	336,009
Limited partners of Enterprise GP Holdings:
Third-party owners of Enterprise GP Holdings (1)	324,438
Related party owners of Enterprise GP Holdings (2)	1,076,177
Limited partners of Duncan Energy Partners:
Third-party owners of Duncan Energy Partners (3)	293,510
Limited partners of TEPPCO:
Third-party owners of TEPPCO (1)	1,408,502
Related party owners of TEPPCO (2)	(5,894)
Joint venture partners (4)	141,155
Total minority interest on consolidated balance sheet	$ 8,686,726

(1)    Consists of non-affiliate public unitholders of Enterprise Products Partners, Enterprise GP Holdings and TEPPCO.

(2)    Consists of unitholders of Enterprise Products Partners, Enterprise GP Holdings and TEPPCO that are related party affiliates. This group is primarily comprised of EPCO and certain of its private company consolidated subsidiaries.

(3)    Consists of non-affiliate public unitholders of Duncan Energy Partners. On February 5, 2007, Duncan Energy Partners completed its initial public offering of 14,950,000 common units. A wholly owned operating subsidiary of Enterprise Products Partners owns the general partner of Duncan Energy Partners; therefore, Enterprise Products Partners consolidates the financial statements of Duncan Energy Partners with those of its own. For financial accounting and reporting purposes, the public owners of Duncan Energy Partners are presented as minority interest in our consolidated financial statements effective February 1, 2007.

(4)    Represents third-party ownership interests in joint ventures that we consolidate, including Seminole, Dixie, Tri-States Pipeline, L.L.C. (“Tri-States”), Independence Hub, LLC (“Independence Hub”), Wilprise Pipeline Company LLC (“Wilprise”) and Belle Rose NGL Pipeline L.L.C. (“Belle Rose”).

Recent Accounting Developments

SFAS 157, “Fair Value Measurements,” defines fair value, establishes a framework for measuring fair value in compliance with GAAP, and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and we will be required to adopt SFAS 157 on January 1, 2008. We do not believe SFAS 157 will have a material impact on our financial position since we already apply its basic concepts in measuring fair values used to record various transactions such as those involving business acquisitions.

SFAS 159, “Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115,” permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected would be reported in net income. SFAS 159 also establishes presentation and disclosure requirements designed to draw comparisons between the different measurement attributes the company elects for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We do not believe SFAS 159 will have a material impact on our financial position.

Note 3. Business Segments

We have three principal operating segments: (i) Investment in Enterprise Products Partners, (ii) Investment in TEPPCO and (iii) Investment in Energy Transfer Equity. Our investing activities are organized into business segments that reflect how our chief operating decision maker (i.e. our chief executive officer) routinely monitors the financial performance of these investments. Each investee has separate operating management and Boards of Directors with independent directors.

Our Investment in Enterprise Products Partners business segment reflects the consolidated financial position of Enterprise Products and its general partner, EPGP. Our Investment in TEPPCO reflects the consolidated financial position of TEPPCO and its general partner, TEPPCO GP. As discussed previously, the Investment in TEPPCO segment represents the historical financial position of TEPPCO and TEPPCO GP that were under common control with us prior to our acquisition of these interests in May 2007. TEPPCO and Enterprise Products Partners are joint venture partners in Jonah Gas Gathering Company (“Jonah”), which owns a natural gas pipeline located in southwest Wyoming. Within their respective balance sheets, Enterprise Products Partners and TEPPCO account for their joint venture in Jonah using the equity method of accounting. As a result of common control, we classify the net assets of Jonah within our Investment in TEPPCO segment. We control Enterprise Products Partners and TEPPCO through our ownership of their respective general partners. Our Investment in Energy Transfer Equity business segment reflects our non-controlling equity method investment in Energy Transfer Partner and its general partner, ETEGP.

Financial information presented for our Investment in Enterprise Products Partners and Investment in TEPPCO business segments was derived from the underlying consolidated balance sheets of EPGP and TEPPCO GP, respectively. Financial information presented for our Investment in Energy Transfer Equity business segment represents amounts we record in connection with these equity method investments based primarily on publicly available information of Energy Transfer Equity.

The following table presents selected business segment information at June 30, 2007.

	Reportable Segment
	Investment		Investment
	in		in
	Enterprise	Investment	Energy	Adjustments
	Products	in	Transfer	and	Consolidated
	Partners	TEPPCO	Equity	Eliminations	Totals
Segment assets:
At June 30, 2007	$ 15,169,131	$ 5,121,077	$ 1,652,275	$ (107,638)	$ 21,834,845
Investments in and advances
to unconsolidated affiliates (see Note 8):
At June 30, 2007	635,442	273,303	1,656,740	(5,583)	2,559,902
Intangible assets (see Note 9):
At June 30, 2007	950,260	938,187	--	(17,652)	1,870,795
Goodwill (see Note 9):
At June 30, 2007	590,647	216,430	--	174	807,251

The following information provides an overview of the underlying businesses of Enterprise Products Partners, TEPPCO and Energy Transfer Equity.

Enterprise Products Partners

Enterprise Products Partners is a publicly traded (NYSE: EPD) North American midstream energy company providing a wide range of services to producers and consumers of natural gas, natural gas liquids (“NGLs”), crude oil, and certain petrochemicals. In addition, Enterprise Products Partners is an industry leader in the development of pipeline and other midstream energy infrastructure in the continental United States and Gulf of Mexico. Its midstream energy asset network links producers of natural gas, NGLs and crude oil from some of the largest supply basins in the United States, Canada and the Gulf of Mexico with domestic consumers and international markets.

Enterprise Products Partners transports natural gas, NGLs, crude oil and petrochemical products through more than 35,000 miles of onshore and offshore pipelines. Services include natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation; offshore production platform services; and petrochemical pipeline and services.

The business purpose of EPGP is to manage the affairs and operations of Enterprise Products Partners. EPGP has no separate business activities outside of those conducted by Enterprise Products Partners and its consolidated subsidiaries, including Duncan Energy Partners. The commercial management of EPGP does not overlap with that of TEPPCO or Energy Transfer Equity.

Enterprise Products Partners operates in four primary business lines: (i) NGL Pipelines & Services; (ii) Onshore Natural Gas Pipelines & Services; (iii) Offshore Pipelines & Services; and (iv) Petrochemical Services.

The NGL Pipelines & Services business line consists of (i) 23 natural gas processing plants located in Texas, Louisiana, Mississippi, New Mexico and Wyoming; (ii) 13,295 miles of NGL pipelines; (iii) 162.1 million barrels of underground NGL and related product storage working capacity; (iv) two import/export facilities; and (v) six NGL fractionation facilities located in Texas and Louisiana. Enterprise Products Partners’ most significant NGL pipeline is the 7,378-mile Mid-America Pipeline System. The Mid-America Pipeline System connects at the Hobbs hub with the 1,326-mile Seminole Pipeline, which is 90% owned by Enterprise Products Partners. Enterprise Products Partners also owns a 74.2% interest in the 1,370-mile Dixie Pipeline, which is a regulated propane pipeline extending from southeast Texas and Louisiana to markets in the southeastern United States. Enterprise Product Partners’ most significant NGL and related product storage facility is located in Mont Belvieu, Texas, which is a key hub of the domestic and international NGL industry. This facility consists of 33 underground caverns with an aggregate storage capacity of approximately 100 MMBbls, a brine system with approximately 20 MMBbls of above-ground storage pit capacity and two brine production wells. Enterprise Products Partners’ most significant NGL fractionation facility is located in Mont Belvieu, Texas and has a total plant fractionation capacity of 230 MBPD (178 MBPD net to Enterprise Products Partners’ interest).

The Onshore Natural Gas Pipelines & Services business line includes (i) 18,889 miles of onshore natural gas pipeline systems that provide for the gathering and transmission of natural gas in Alabama, Colorado, Louisiana, Mississippi, New Mexico, Texas and Wyoming and (ii) underground natural gas storage caverns located in Mississippi, Louisiana and Texas. Enterprise Products Partners’ most significant onshore natural gas pipeline systems are its 8,140-mile Texas Intrastate System and 6,065-mile San Juan Gathering System. Enterprise Products Partners owns two underground natural gas storage caverns located in southern Mississippi that are capable of delivering in excess of 1.4 Bcf/d of natural gas (on a combined basis) into five interstate pipelines. Enterprise Products Partners also leases underground natural gas storage caverns in Texas and Louisiana. The total gross capacity of Enterprise Products Partners’ owned and leased natural gas storage facilities is 25.3 Bcf of gas.

The Offshore Pipelines & Services business line consists of (i) 1,586 miles of offshore natural gas pipelines, (ii) 863 miles of offshore crude oil pipeline systems and (iii) six offshore hub platforms with crude oil or natural gas processing capabilities. Enterprise Products Partners’ most significant offshore natural gas pipeline systems are its 164-mile Viosca Knoll Gathering System and 134-mile Independence Trail pipeline. The Independence Trail pipeline went into service in July 2007 in conjunction with start-up of the Independence Hub platform. Enterprise Products Partners’ most significant offshore crude oil pipeline systems are its 373-mile Cameron Highway Oil Pipeline, 322-mile Poseidon Oil Pipeline System and 67-mile Constitution Oil Pipeline. Enterprise Products Partners’ most significant offshore platform is the Independence Hub located in Mississippi Canyon Block 920. This deepwater platform processes natural gas gathered from production fields in the Atwater Valley, DeSoto Canyon, Lloyd Ridge and Mississippi Canyon areas of the Gulf of Mexico. Mechanical completion of the platform was achieved in May 2007 and the platform received first production in July 2007.

The Petrochemical Services’ business line includes four propylene fractionation facilities, an isomerization complex, an octane additive production facility and 679 miles of petrochemical pipelines. Enterprise Products Partners’ propylene fractionation facilities include (i) three polymer-grade fractionation facilities located in Mont Belvieu, Texas having a combined plant capacity of 72 MBPD (58 MBPD net to Enterprise Products Partners’ interest) and (ii) a chemical-grade fractionation plant located in Louisiana with a total plant capacity of 23 MPBD (7 MBPD net to Enterprise Products Partners’ interest). These operations also include 609 miles of propylene pipeline systems, an export terminal facility located on the Houston Ship Channel and a petrochemical marketing group.

Enterprise Products Partners’ isomerization business includes three butamer reactor units and eight associated deisobutanizer units located in Mont Belvieu, Texas, which comprise the largest commercial isomerization complex in the United States. This complex has a production capacity of 116 MBPD. This business also includes a 70-mile pipeline system used to transport high-purity isobutane from Mont Belvieu, Texas to Port Neches, Texas. Enterprise Products Partners also owns and operates an octane additive production facility located in Mont Belvieu, Texas designed to produce 12 MBPD of isooctane, which is an additive used in reformulated motor gasoline blends to increase octane and isobutylene.

TEPPCO

TEPPCO is a publicly-traded (NYSE: TPP) North American midstream energy company that owns and operates refined products and liquefied petroleum gas (“LPG”) pipelines; owns and operates petrochemical and NGL pipelines; is engaged in transportation, storage, gathering and marketing of crude oil; owns and operates natural gas gathering systems; and has ownership interests in various joint venture projects including the Seaway and Centennial pipelines.

The business purpose of TEPPCO GP is to manage the affairs and operations of TEPPCO. TEPPCO GP has no separate business activities outside of those conducted by TEPPCO. The commercial management of TEPPCO does not overlap with that of Enterprise Products Partners or Energy Transfer Equity.

TEPPCO’s primary refined products and LPG assets include an approximately 4,700-mile pipeline system (together with receiving, storage and terminalling facilities) extending from southeast Texas through the central and midwestern United States to the northeastern United States. This pipeline network includes 35 storage facilities with an aggregate storage capacity of 21 million barrels of refined products and six million barrels of LPGs, including storage capacity leased to outside parties. The system’s 62 delivery locations (20 of which are owned by TEPPCO) include facilities that provide customers with access to truck racks, rail cars and marine vessels. TEPPCO’s assets include three approximately 70-mile pipelines that extend from Mont Belvieu, Texas to Port Arthur, Texas, which serve the petrochemicals industry.

Additionally, TEPPCO has a 50% ownership interest in the approximately 800-mile Centennial pipeline, which receives and delivers products from connecting TEPPCO pipeline segments. TEPPCO also gathers, transports, markets and stores crude oil and distributes lubrication oils and specialty chemicals through approximately 4,300 miles of pipelines, approximately 13 million barrels of storage capacity and terminals in Cushing, Oklahoma, and Midland, Texas. TEPPCO provides services through a combination of gathering systems, common carrier pipelines, equity-owned pipelines, trucking operations and third party pipelines, across the mid-continent, West Texas, Gulf Cost and Rocky Mountain regions. TEPPCO has a 50% ownership interest in Seaway, which consists of an approximate 500-mile pipeline that originates in Freeport, Texas, and connects to the Cushing terminal, a major distribution hub for the central United States and a delivery point for the New York Mercantile Exchange.

TEPPCO also provides midstream services, including natural gas gathering and transportation and fractionation of NGLs. TEPPCO and Enterprise Products Partners entered into a joint venture involving Jonah in August 2006. The Jonah system is comprised of more than 640 miles of natural gas gathering pipelines, serving approximately 1,130 producing wells in the Greater Green River Basin of southwest Wyoming. TEPPCO is also active in the San Juan Basin in northern New Mexico and southern Colorado through its Val Verde gathering system. Val Verde consists of more than 400 miles of pipelines and a large amine treating facility to remove carbon dioxide. TEPPCO also provides transportation and fractionation services for NGLs, through approximately 1,400 miles of NGL pipelines in Texas and New Mexico and two fractionation facilities in northeast Colorado.

TEPPCO and Enterprise Products Partners account for their respective ownership interests in the Jonah joint venture using the equity method of accounting. When we consolidate the balance sheets of TEPPCO and Enterprise Products Partners in preparing our consolidated balance sheet, we eliminate the investment in and advances to Jonah amounts recognized by TEPPCO and Enterprise Products Partners and consolidate the full balance sheet of Jonah as a component of our Investment in TEPPCO segment. Jonah was a consolidated subsidiary of TEPPCO prior to August 2006.

The following table presents selected balance sheet data (unaudited) for Jonah as reflected in our Investment in TEPPCO totals at June 30, 2007:

June 30,
2007
Segment assets	$ 989,708
Intangible assets	155,171
Goodwill	2,776

Energy Transfer Equity

Energy Transfer Equity is a publicly traded Delaware limited partnership formed in 2002 that completed its initial public offering in February 2006. Energy Transfer Equity’s only cash generating assets are its direct and indirect investments in limited and general partner interests of ETP. Energy Transfer Equity owns common units and the 2% general partner interest of ETP (including 100% of the incentive distribution rights held by the general partner of ETP).

The business purpose of ETEGP is to manage the affairs and operations of Energy Transfer Equity. ETEGP has no separate business activities outside of those conducted by Energy Transfer Equity. The commercial management of Energy Transfer Equity does not overlap with that of Enterprise Products Partners or TEPPCO.

ETP is a publicly traded partnership owning and operating a diversified portfolio of midstream energy assets. ETP’s natural gas operations include natural gas gathering and transportation pipelines, interstate transmission pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 12,200 miles of intrastate pipelines in service, with an additional 500 miles of intrastate pipelines under construction, and 2,400 miles of interstate pipelines. ETP is also one of the three largest retail marketers of propane in the U. S., serving more than one million customers across the country.

Note 4. Accounting for Unit-Based Awards

We account for unit-based awards in accordance with SFAS 123(R). SFAS 123(R) requires us to recognize compensation expense related to equity awards based on the fair value of the award at grant date. The fair value of restricted unit awards is based on the market price of the underlying common units on the date of grant. The fair value of other unit-based awards is estimated using the Black-Scholes option pricing model. Under SFAS 123(R), the fair value of an equity-classified award is amortized to earnings on a straight-line basis over the requisite service or vesting period for equity-classified awards. Compensation for liability-classified awards is recognized over the requisite service or vesting period of an award based on the fair value of the award remeasured at each reporting period. Liability awards will be cash settled upon vesting.

EPGP Unit Appreciation Rights

The non-employee directors of EPGP have been granted unit appreciation rights (“UARs”) in the form of letter agreements. These liability awards are not part of any established long-term incentive plan of EPCO, Enterprise GP Holdings or Enterprise Products Partners.

As of June 30, 2007, a total of 90,000 UARs had been granted to non-employee directors of EPGP. All of these awards were issued during the third and fourth quarters of 2006 and cliff vest in five years.

EPCO Employee Partnerships

EPCO formed the employee partnerships to serve as an incentive arrangement for certain employees of EPCO through a “profits interest.” The employee partnerships were formed by a contribution of Enterprise GP Holdings’ units from a private company affiliate of EPCO. In consideration for the capital contributions, the private company affiliate of EPCO was admitted to the employee partnerships as the Class A limited partner. Certain EPCO employees who work on behalf of Enterprise GP Holdings, Enterprise Products Partners, TEPPCO or EPCO were issued Class B limited partner interests and admitted as Class B limited partners without any capital contribution. The profits interest awards (i.e., the Class B limited partner interests) in the employee partnerships entitles each holder to participate in the appreciation in value of Enterprise GP Holdings’ units and are subject to forfeiture.

Currently there are three employee partnerships. EPE Unit I was formed in August 2005 in connection with Enterprise GP Holdings’ initial public offering and EPE Unit II was formed in December 2005. EPE Unit III was formed in May 2007 (see discussion below). A portion of the fair value of these equity-based awards is allocated to Enterprise GP Holdings, Enterprise Products Partners, Duncan Energy Partners and TEPPCO under the EPCO administrative services agreement as a non-cash expense. The allocation is based on an estimate of time spent by each employee on the registrant’s business activities. Neither Enterprise GP Holdings nor any of its consolidated subsidiaries will reimburse EPCO, the employee partnerships or any of their affiliates or partners, through the EPCO administrative services agreement or otherwise, for any expenses related to the employee partnerships, including the contributions of any units of Enterprise GP Holdings to the employee partnerships by private company affiliates of EPCO.

As of June 30, 2007, there was $30.5 million of total unrecognized compensation cost related to the employee partnership awards, of which we will recognize our share in accordance with the EPCO administrative services agreement.

EPE Unit III. EPE Unit III was formed on May 7, 2007 and owns 4,421,326 units of Enterprise GP Holdings contributed to it by a private company affiliate of EPCO, which, in turn, was made the Class A limited partner of EPE Unit III. On the date of contribution, the fair market value of the units contributed by the Class A limited partner was $170.0 million (the “Class A limited partner capital base”). Certain EPCO employees were issued Class B limited partner interests and admitted as Class B limited partners of EPE Unit III without any capital contribution. The profits interest awards (i.e., Class B limited partner interests) in EPE Unit III entitle the holder to participate in the appreciation in value of Enterprise GP Holdings’ units owned by EPE Unit III.

Unless otherwise agreed to by EPCO, the Class A limited partner and a majority in interest of the Class B limited partners of EPE Unit III, EPE Unit III will be liquidated upon the earlier of: (i) May 7, 2012 or (ii) a change in control of Enterprise GP Holdings or EPE Holdings. EPE Unit III has the following material terms regarding its quarterly cash distribution to partners:

▪

Distributions of Cashflow – Each quarter, 100% of the cash distributions received by EPE Unit III from Enterprise GP Holdings will be distributed to the Class A limited partner until it has received an amount equal to the Class A preferred return (as defined below), and any remaining distributions received by EPE Unit III will be distributed to the Class B limited partners. The

Class A preferred return equals 3.797% of the Class A limited partner’s capital base. The Class A limited partner’s capital base equals approximately $170.0 million plus any unpaid Class A preferred return from prior periods, less any distributions made by EPE Unit III of proceeds from the sale of Enterprise GP Holdings’ units owned by EPE Unit III (as described below).

▪

Liquidating Distributions – Upon liquidation of EPE Unit III, units having a fair market value equal to the Class A limited partner capital base will be distributed to a private company affiliate of EPCO, plus any accrued Class A preferred return for the quarter in which liquidation occurs. Any remaining units will be distributed to the Class B limited partners.

▪

Sale Proceeds – If EPE Unit III sells any of the 4,421,326 units of Enterprise GP Holdings that it owns, the sale proceeds will be distributed to the Class A limited partner and the Class B limited partners in the same manner as liquidating distributions described above.

The Class B limited partner interests in EPE Unit III that are owned by EPCO employees are subject to forfeiture if the participating employee’s employment with EPCO and its affiliates is terminated prior to May 7, 2012, with customary exceptions for death, disability and certain retirements. The risk of forfeiture associated with the Class B limited partner interests in EPE Unit III will also lapse upon certain change of control events.

1998 Plan

The 1998 Plan provides for the issuance of up to 7,000,000 common units of Enterprise Products Partners. As of June 30, 2007, 1,689,500 common units of Enterprise Products Partners had been issued in connection with the exercise of unit options. After giving effect to outstanding unit options at June 30, 2007 and the issuance and forfeiture of restricted common units through June 30, 2007, a total of 3,606,303 additional common units of Enterprise Products Partners could be issued under the 1998 Plan in the future.

Unit options. Under the 1998 Plan, non-qualified incentive options to purchase a fixed number of Enterprise Products Partners’ common units may be granted to EPCO’s key employees who perform management, administrative or operational functions for Enterprise GP Holdings, EPGP and Enterprise Products Partners.

The following table presents total unit option activity under the 1998 Plan for the periods indicated:

			Weighted-
		Weighted-	average
		average	remaining	Aggregate
	Number of	strike price	contractual	Intrinsic
	Units	(dollars/unit)	term (in years)	Value (1)
Outstanding at December 31, 2006	2,416,000	$ 23.32
Granted (2)	795,000	30.96
Exercised	(230,500)	18.89
Settled (3)	(710,000)	24.35
Outstanding at June 30, 2007	2,270,500	$ 26.12	8.14	$ 3,502
Options exercisable at:
June 30, 2007	360,500	$ 22.10	4.52	$ 3,502

(1)   Aggregate intrinsic value reflects fully vested unit options at June 30, 2007.

(2)   These awards were granted in May 2007 and cliff vest in May 2011. The total grant date value of these awards was $2.1 million based on the following assumptions: (i) expected life of the option of seven years; (ii) risk-free interest rate of 4.83%; (iii) expected distribution yield on Enterprise Product Partners’ common units of 8.42%; and (iv) expected unit price volatility on Enterprise Products Partners’ units of 23.21%.

(3)   Reflects the settlement of options in connection with the resignation of a former chief executive officer of Enterprise Products Partners.

The total intrinsic value of Enterprise Products Partners’ unit options exercised during the three and six months ended June 30, 2007 was $1.2 million and $2.8 million, respectively.

As of June 30, 2007, there was an estimated $3.2 million of total unrecognized compensation cost related to nonvested unit options granted under the 1998 Plan, of which we will recognize our share in accordance with the EPCO administrative services agreement. We expect to recognize our share of this cost over a weighted-average period of 3.25 years in accordance with the EPCO administrative services agreement.

During the six months ended June 30, 2007, Enterprise Products Partners received cash of $7.3 million from the exercise of unit options, and its option-related reimbursements to EPCO were $2.8 million.

Restricted units. Under the 1998 Plan, Enterprise Products Partners may also issue restricted common units to key employees of EPCO and directors of Enterprise Products GP. The following table summarizes information regarding Enterprise Products Partners’ restricted common units for the periods indicated:

		Weighted-
		Average Grant
	Number of	Date Fair Value
	Units	per Unit (1)
Restricted units at December 31, 2006	1,105,237
Granted (2)	620,140	$ 25.74
Forfeited	(16,000)	$ 23.56
Settled (3)	(113,053)	$ 23.24
Restricted units at June 30, 2007	1,596,324

(1)   Determined by dividing the aggregate grant date fair value of awards (including an allowance for forfeitures) by the number of awards issued.

(2)   These awards were granted in May 2007 and cliff vest in May 2011. Aggregate grant date fair value of restricted common unit awards issued during 2007 was $16.0 million based on a grant date market price of Enterprise Products Partners’ common units ranging from $30.16 to $30.96 per unit and an estimated forfeiture rates ranging from 9.2% to 17.0%.

(3)   Reflects the settlement of restricted units in connection with the resignation of a former chief executive officer of Enterprise Products Partners.

As of June 30, 2007, there was $27.8 million of total unrecognized compensation cost related to restricted common units. We will recognize our share of such costs in accordance with the EPCO administrative services agreement. At June 30, 2007, these costs are expected to be recognized over a weighted-average period of 2.8 years.

DEPGP Unit Appreciation Rights

The non-employee directors of DEPGP have been granted UARs in the form of letter agreements. These liability awards are in the form of letter agreements with each of the directors and are not part of any established long-term incentive plan of Enterprise GP Holdings, EPCO, Enterprise Products Partners or Duncan Energy Partners. These awards vest the earlier of February 2012 or the date of certain qualifying events (as set forth in the form of grant). The UARs entitle each non-employee director to receive a cash payment on the vesting date equal to the excess, if any, of the fair market value of Enterprise GP Holdings’ units (determined as of the vesting date) over the grant date fair value. If the director resigns prior to vesting, his UAR awards are forfeited. As of June 30, 2007, a total of 90,000 of these UARs were outstanding.

1999 Plan

The 1999 Plan provides for the issuance of phantom unit awards as incentives to key employees working on behalf of TEPPCO. These liability awards are automatically redeemed for cash based on the vested portion of the fair market value of the phantom units at redemption dates in each award. The fair market value of the phantom units is equal to the closing price of TEPPCO’s common units on the NYSE on the redemption date. Each participant is required to redeem their phantom units as they vest. Each participant is also entitled to cash distributions equal to the product of the number of phantom units outstanding for the participant and the cash distribution per unit paid by TEPPCO on its common units.

A total of 31,600 phantom units were outstanding under the 1999 Plan at June 30, 2007. These awards vest as follows: 13,000 in April 2008; 13,000 in April 2009; and 5,600 in January 2010. At June 30, 2007, TEPPCO had accrued liability balances of $1.0 million for compensation related to the 1999 Plan.

2000 LTIP

The 2000 LTIP provides key employees working on behalf of TEPPCO incentives to achieve improvements in TEPPCO’s financial performance. Generally, upon the close of a three-year performance period, if the participant is still an employee of EPCO, the participant will receive a cash payment in an amount equal to (i) the applicable “performance percentage” as specified in the award multiplied by (ii) the number of phantom units granted under the award multiplied by (iii) the average of the closing prices of TEPPCO common units over the ten consecutive days immediately preceding the last day of the performance period. In addition, during the performance period, each participant is also entitled to cash distributions equal to the product of the number of phantom units outstanding for the participant and the cash distribution per unit paid by TEPPCO on its common units. Grants under the 2000 LTIP are accounted for liability awards.

A participant’s “performance percentage” is based upon an improvement in Economic Value Added for TEPPCO during a given three-year performance period over the Economic Value Added for the three-year period immediately preceding the performance period. The term Economic Value Added means TEPPCO’s average annual EBITDA for the performance period minus the product of TEPPCO’s average asset base and its cost of capital for the performance period. In this context, EBITDA means TEPPCO’s earnings before net interest expense, other income – net, depreciation and amortization and TEPPCO’s proportional interest in the EBITDA of its joint ventures, except that at his discretion the chief executive officer of TEPPCO may exclude gains or losses from extraordinary, unusual or non-recurring items. Average asset base means the quarterly average, during the performance period, of TEPPCO’s gross value of property, plant and equipment, plus long-term inventory, and the gross value of intangibles and equity investments. TEPPCO’s cost of capital is determined at the date of award grant.

At June 30, 2007, a total of 19,700 awards were outstanding under the 2000 LTIP, of which 8,400 vest in 2008 and 11,300 vest in 2009. At June 30, 2007, TEPPCO had accrued liability balances of $0.9 million for compensation related to the 2000 LTIP.

2005 Phantom Unit Plan

The 2005 Phantom Unit Plan provides key employees working on behalf of TEPPCO incentives to achieve improvements in TEPPCO’s financial performance. The terms of the 2005 Phantom Unit Plan are similar to TEPPCO’s 2000 LTIP (see preceding section) except that the performance percentage referenced in each award is based upon an improvement in EBITDA during a given three-year performance period over EBITDA for the three-year period preceding the performance period. In this context, EBITDA means TEPPCO’s earnings before minority interest, net interest expense, other income – net, income taxes, depreciation and amortization and TEPPCO’s proportional interest in EBITDA of its joint ventures, except that at his discretion, the chief executive officer of TEPPCO may exclude gains or losses from extraordinary, unusual or non-recurring items. Grants under the 2005 Phantom Unit Plan are accounted for liability awards.

At June 30, 2007, a total of 77,200 awards were outstanding under the 2005 Phantom Unit Plan, of which 39,000 vest in 2008 and 38,200 vest in 2009. At June 30, 2007, TEPPCO had accrued liability balances of $2.2 million for compensation related to the 2005 Phantom Unit Plan.

2006 LTIP

The 2006 LTIP provides for awards of TEPPCO units and other rights to its non-employee directors and to employees of EPCO and its affiliates providing services to TEPPCO. Awards granted under the 2006 LTIP may be in the form of restricted units, phantom units, unit options, unit appreciation rights and distribution equivalent rights. The 2006 LTIP provides for the issuance of up to 5,000,000 common units of TEPPCO in connection with these awards.

As of December 31, 2006, no awards had been granted under the 2006 LTIP. In May 2007, 155,000 unit options, 62,900 restricted units and 338,479 unit appreciation rights were granted to EPCO employees working on behalf of TEPPCO. After giving effect to the unit options and restricted units outstanding at June 30, 2007, an additional 4,782,100 additional common units could be issued under the 2006 LTIP. Unit options and restricted units granted under the 2006 LTIP vest in May 2011. The UARs vest in May 2012.

Unit options. The information in the following table presents unit option activity under the 2006 Plan for the periods indicated. No options were exercisable at June 30, 2007.

			Weighted-
		Weighted-	average
		average	remaining
	Number of	strike price	contractual
	Units	(dollars/unit)	term (in years)
Granted in May 2007 (1)	155,000	$ 45.35
Outstanding at June 30, 2007	155,000	$ 45.35	9.9

(1)   The total grant date value of these awards was $0.4 million based on the following assumptions (i) expected life of option of 7 years; (ii) risk-free interest rate of 4.78%; (iii) expected distribution yield on TEPPCO units of 7.92%; and (iv) expected unit price volatility on TEPPCO units of 18.03%.

As of June 30, 2007, there was an estimated $0.4 million of total unrecognized compensation cost related to unit options granted under the 2006 LTIP. TEPPCO expects to recognize this cost over a weighted-average period of 3.9 years.

Restricted units. The following table summarizes information regarding TEPPCO’s restricted common units for the periods indicated:

		Weighted-
		Average Grant
	Number of	Date Fair Value
	Units	per Unit (1)
Restricted unit activity during May 2007:
Granted (2)	62,900	$ 37.64
Forfeited	(500)	$ 37.64
Restricted units at June 30, 2007	62,400	$ 37.64

(1)    Determined by dividing the aggregate grant date fair value of awards (including an allowance for forfeitures) by the number of awards issued.

(2)    Aggregate grant date fair value of restricted common unit awards issued during 2007 was $2.4 million based on a grant date market price of TEPPCO common units of $43.35 per unit and an estimated forfeiture rate of 17%.

As of June 30, 2007, there was $2.3 million of total unrecognized compensation cost related to restricted common units under the 2006 LTIP. TEPPCO expects to recognize this cost over a weighted-average period of 3.9 years.

Unit appreciation rights. As of June 30, 2007, a total of 66,225 UARs had been granted to non-employee directors of TEPPCO GP and 338,479 UARs to employees of EPCO who work on behalf of TEPPCO. The unit appreciation rights are subject to five year cliff vesting and subject to forfeiture. When the unit appreciation rights become payable, the awards will be redeemed in cash (or, in the sole discretion of the Audit, Conflicts and Governance Committee of TEPPCO GP, TEPPCO common units or a combination of cash and TEPPCO common units) equal to the fair market value of the UARs on the payment date over the fair market value of the UARs on the date of grant. UARs awarded to employees are accounted for as liability awards since the current intent is to cash-settle the awards. UARs awarded to non-employee directors are accounted for similar to liability awards.

Phantom units. As of June 30, 2007, a total of 1,647 phantom unit awards had been granted to non-employee directors of TEPPCO GP. Each phantom unit will be redeemed in cash the earlier of (i) April 2011 or (ii) when the director is no longer serving on the board of TEPPCO GP. In addition, during the vesting period, each participant is entitled to cash distributions equal to the product of the number of phantom units outstanding for the participant and the cash distribution per unit paid by TEPPCO on its common units. Phantom units awarded to non-employee directors are accounted for similar to liability awards.

Note 5. Financial Instruments

We are exposed to financial market risks, including changes in commodity prices and interest rates. In addition, we are exposed to fluctuations in exchange rates between the U.S. dollar and Canadian dollar. We may use financial instruments (i.e., futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions. In general, the type of risks we attempt to hedge are those related to (i) variability of future earnings, (ii) fair values of certain debt instruments and (iii) cash flows resulting from changes in applicable interest rates, commodity prices or exchange rates. As a matter of policy, we do not use financial instruments for speculative (or “trading”) purposes.

Interest Rate Risk Hedging Program

Enterprise Products Partners. Enterprise Products Partners interest rate exposure results from variable and fixed interest rate borrowings under various debt agreements, primarily those of EPO. A portion of its interest rate exposure is managed by utilizing interest rate swaps and similar arrangements, which allows the conversion of a portion of fixed rate debt into variable rate debt or a portion of variable rate debt into fixed rate debt. See Note 10 for information regarding the debt obligations of EPO.

Enterprise Products Partners had interest rate swaps outstanding at June 30, 2007 that were accounted for as fair value hedges. These agreements had a combined notional value of $1.05 billion and match the maturity dates of the underlying fixed rate debt being hedged. The aggregate fair value of these interest rate swaps at June 30, 2007 was a liability of $49.7 million.

Enterprise Products Partners routinely enters into treasury lock transactions to hedge the underlying U.S. treasury rate related to the anticipated issuance of debt. A treasury lock is a specialized agreement that fixes the price (or yield) on a specific treasury security for an established period of time. A treasury lock purchaser is protected from a rise in the yield of the underlying treasury security during the lock period.

During the second quarter of 2007, Enterprise Products Partners terminated treasury locks having an aggregate $875.0 million in notional value in connection with the anticipated issuance of debt. The termination of the treasury locks resulted in cash gains of $42.3 million, which will be amortized into earnings over the term of the underlying debt. At June 30, 2007, Enterprise Products Partners had one treasury lock outstanding, which has a notional value of $125.0 million and a fair value of $9.3 million (an asset). The remaining treasury lock extends through October 15, 2007. Enterprise Products Partners accounted for these treasury lock transactions as cash flow hedges.

TEPPCO. TEPPCO also utilizes interest rate swap agreements to manage its cost of borrowing. TEPPCO had one interest rate swap outstanding at June 30, 2007 that was accounted for as a fair value hedge. This swap agreement has a notional value of $210.0 million and matches the maturity date of the underlying fixed rate debt being hedged. The fair value of this interest rate swap at June 30, 2007 was a liability of $9.3 million.

TEPPCO also has interest rate swap agreements outstanding at June 30, 2007 that were accounted for using mark-to-market accounting. These swap agreements have an aggregate notional amount of $200.0 million and mature in January 2008. The aggregate fair value of these interest rate swaps at June 30, 2007 was an asset of $1.0 million.

TEPPCO also utilizes treasury locks to hedge the underlying U.S. treasury rate related to its anticipated issuances of debt. In May 2007, TEPPCO terminated treasury locks having an aggregate $300.0 million in notional value in connection with the anticipated issuance of debt. The termination of the treasury locks resulted in a cash gain of $1.4 million, which will be amortized to earnings over the term of the underlying debt. In June and July 2007, TEPPCO executed treasury locks having a notional amount of $100.0 million that extend through January 2008. TEPPCO accounts for these financial instruments as cash flow hedges. At June 30, 2007, the fair value of treasury locks outstanding was a liability of $0.2 million.

Commodity Risk Hedging Program

Enterprise Products Partners. The prices of natural gas, NGLs and certain petrochemical products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond the control of Enterprise Products Partners. In order to manage the price risks associated with such products, Enterprise Products Partners may enter into commodity financial instruments.

The primary purpose of Enterprise Products Partners’ commodity risk management activities is to hedge its exposure to price risks associated with (i) natural gas purchases and gas injected into storage, (ii) the value of NGL production and inventories, (iii) related firm commitments, (iv) fluctuations in transportation revenues where the underlying fees are based on natural gas index prices and (v) certain anticipated transactions involving either natural gas, NGLs or certain petrochemical products. The commodity financial instruments utilized by Enterprise Products Partner may be settled in cash or with another financial instrument.

At June 30, 2007, Enterprise Products Partners had a limited number of commodity financial instruments in its portfolio, which primarily consisted of cash flow hedges. The fair value of its commodity financial instrument portfolio at June 30, 2007 was a liability of $1.0 million.

TEPPCO. TEPPCO seeks to maintain a position that is substantially balanced between crude oil purchases and related sales and future delivery obligations. As part of its crude oil marketing business, TEPPCO enters into financial instruments such as swaps and other hedging instruments. The purpose of such hedging activity is to either balance TEPPCO’s inventory position or to lock in a profit margin and, as such, the financial instruments do not expose TEPPCO to significant market risk.

At June 30, 2007, TEPPCO had a limited number of commodity financial instruments in its portfolio. The fair value of the open positions at June 30, 2007 was $1.3 million.

Foreign Currency Hedging Program – Enterprise Products Partners

Enterprise Products Partners owns an NGL marketing business located in Canada and has entered into construction agreements where payments are indexed to the Canadian dollar. As a result, Enterprise Products Partners could be adversely affected by fluctuations in the foreign currency exchange rate between the U.S. dollar and the Canadian dollar. Enterprise Products Partners attempts to hedge this risk by using foreign exchange purchase contracts to fix the exchange rate. Due to the limited duration of these contracts, Enterprise Products Partners utilizes mark-to-market accounting for these transactions, the effect of which has had a minimal impact on earnings. Enterprise Products Partners had $3.1 million of such contracts outstanding at June 30, 2007 that settled in July 2007.

Note 6. Inventories

Our aggregate inventory amounts by business segment were as follows at June 30, 2007:

Investment in Enterprise Products Partners	$ 335,622
Investment in TEPPCO	94,733
Eliminations	(2,113)
Total inventory	$ 428,242

Enterprise Products Partners

Enterprise Products Partners’ inventory amounts were as follows at June 30, 2007:

Working inventory	$ 325,539
Forward-sales inventory	10,083
Inventory	$ 335,622

Regular trade (or “working”) inventory is comprised of inventories of natural gas, NGLs, and certain petrochemical products that are available-for-sale or used in the provision of services. Forward sales inventory consists of segregated NGL and natural gas volumes dedicated to the fulfillment of forward-sales contracts. Inventory values reflect payments for product purchases, freight charges associated with such purchase volumes, terminal and storage fees, vessel inspection costs, demurrage charges and other related costs. Inventories are valued at the lower of average cost or market.

Due to fluctuating commodity prices in the NGL, natural gas and petrochemical industry, lower of cost or market (“LCM”) adjustments are recognized when the carrying value of inventories exceed their net realizable value.

TEPPCO

Inventories are valued at the lower of cost (based on weighted average cost method) or market. The costs of inventories did not exceed market values at June 30, 2007. The major components of inventories were as follows at June 30, 2007:

Crude oil (1)	$ 64,110
Refined products and LPGs (2)	14,403
Lubrication oils and specialty chemicals	7,836
Materials and supplies (3)	8,114
Other	270
Total	$ 94,733

(1)   At June 30, 2007, the substantial majority of crude oil inventory was subject to forward sales contracts.

(2)   Refined products and LPGs inventory is managed on a combined basis.

(3)   Includes inventories held by Jonah and its consolidated subsidiaries.

Note 7. Property, Plant and Equipment

Our property, plant and equipment values and accumulated depreciation balances were as follows at June 30, 2007:

	Estimated
	Useful Life
	in Years
Plants and pipelines (1)	3-35(5)	$ 11,632,361
Underground and other storage facilities (2)	5-35(6)	895,365
Platforms and facilities (3)	20-31	591,272
Transportation equipment (4)	3-10	34,106
Land		175,727
Construction in progress		2,185,959
Total		15,514,790
Less accumulated depreciation		2,286,053
Property, plant and equipment, net		$ 13,228,737

(1)   Plants and pipelines include processing plants; NGL, petrochemical, oil, refined products, and natural gas pipelines; terminal loading and unloading facilities; office furniture and equipment; buildings; laboratory and shop equipment; and related assets.

(2) Underground and other storage facilities include underground product storage caverns; storage tanks; water wells; and related assets.
(3) Platforms and facilities include offshore platforms and related facilities and other associated assets.
(4) Transportation equipment includes vehicles and similar assets used in our operations.

(5)   In general, the estimated useful lives of assets included in this category are as follows: processing plants, 20-35 years; pipelines, 5-35 years; terminal facilities, 10-35 years; office furniture and equipment, 3-20 years; buildings 20-35 years; and laboratory and shop equipment, 5-35 years.

(6) In general, the estimated useful lives of assets included in this category are as follows: underground storage facilities, 5-35 years; storage tanks, 10-35 years; and water wells, 5-35 years.

We capitalized $47.9 million of interest in connection with capital projects during the six months ended June 30, 2007.

The following table presents total property, plant and equipment (net of accumulated depreciation) by business segment at June 30, 2007:

Investment in Enterprise Products Partners	$ 10,722,733
Investment in TEPPCO	2,506,004
Property, plant and equipment, net	$ 13,228,737

Note 8. Investments in and Advances to Unconsolidated Affiliates

We own interests in a number of related businesses that are accounted for using the equity method of accounting. Our investments in and advances to unconsolidated affiliates are grouped according to the business segment to which they relate. See Note 3 for a general discussion of our business segments. The following table presents our investments in and advances to unconsolidated affiliates at June 30, 2007

	Ownership
	Percentage
Investment in Enterprise Products Partners:
Venice Energy Service Company L.L.C. (“VESCO”)	13.1%	$ 42,340
K/D/S Promix, L.L.C. (“Promix”)	50%	55,091
Baton Rouge Fractionators LLC (“BRF”)	32.3%	25,057
Evangeline (1)	49.5%	3,641
Poseidon Oil Pipeline Company, L.L.C. (“Poseidon”)	36%	59,161
Cameron Highway Oil Pipeline Company (“Cameron Highway”)	50%	259,369
Deepwater Gateway, L.L.C. (“Deepwater Gateway”)	50%	113,345
Neptune Pipeline Company, L.L.C. (“Neptune”)	25.7%	56,676
Nemo Gathering Company, LLC (“Nemo”)	33.9%	2,637
Baton Rouge Propylene Concentrator, LLC (“BRPC”)	30%	13,896
La Porte (2)	50%	4,229
Total Investment in Enterprise Products Partners segment		635,442
Investment in TEPPCO:
Seaway Crude Pipeline Company (“Seaway”)	50%	188,406
Centennial Pipeline LLC (“Centennial”)	50%	78,930
Other	25%	383
Total Investment in TEPPCO segment		267,719
Investment in Energy Transfer Equity: (3)
Energy Transfer Equity	17.6%	1,644,393
ETEGP	34.9%	12,348
Total Investment in Energy Transfer Equity segment		1,656,741
Consolidated total		$ 2,559,902

(1)    Refers to ownership interests in Evangeline Gas Pipeline Company, L.P. and Evangeline Gas Corp., collectively.

(2)    Refers to ownership interests in La Porte Pipeline Company, L.P. and La Porte GP, LLC, collectively.

(3)    See Note 3 for information regarding the business of Energy Transfer Equity.

TEPPCO had a 49.5% ownership interest in Mont Belvieu Storage Partners, L.P. (“MB Storage”) and a 50% ownership interest in Mont Belvieu Venture, LLC (the general partner of MB Storage) as of December 31, 2006. On March 1, 2007, TEPPCO sold its interest in MB Storage and its interest in the general partner of MB Storage to Louis Dreyfus for approximately $137.6 million in cash.

In May 2007, EPO made an approximate $191.0 million cash contribution to Cameron Highway. This capital contribution, along with an equal amount contributed by EPO’s joint venture partner in Cameron Highway, was used by Cameron Highway to repay $365.0 million outstanding under its Senior Notes A and $16.3 million of related make-whole premiums and accrued interest. In June, 2007, EPO and its joint venture partner in Cameron Highway, made an additional capital contribution of approximately $25.5 million each. These capital contributions were used by Cameron Highway to repay its Series B notes on June 7, 2007. The amount of the repayment was $50.9 million, which included $0.9 million of accrued interest.

On occasion, the price we pay to acquire an ownership interest in a company exceeds the underlying book value of the capital accounts we acquire. Such excess cost amounts are included within the carrying values of our investments in and advances to unconsolidated affiliates. That portion of excess cost attributable to fixed assets or amortizable intangible assets of each entity is amortized over the estimated useful life of the underlying asset(s) as a reduction in equity earnings from the investee. That portion of excess cost attributable to goodwill or indefinite life intangible assets is not subject to amortization. Equity method investments, including their associated excess cost amounts, are evaluated for impairment whenever events or changes in circumstances indicate that there is a loss in value of the investment which is other than temporary.

The following table summarizes our excess cost information at the dates indicated by the business segment:

	Investment in		Investment in
	Enterprise		Energy
	Products	Investment in	Transfer
	Partners	TEPPCO	Equity	Total
Initial excess cost amounts attributable to:
Fixed Assets	$ 52,233	$ 30,277	$ 572,588	$ 655,098
Goodwill	--	--	294,640	294,640
Intangibles – finite life	--	30,021	289,851	319,872
Intangibles – indefinite life	--	--	513,508	513,508
Total	$ 52,233	$ 60,298	$ 1,670,587	$ 1,783,118

Excess cost amounts, net of amortization at:
June 30, 2007	$ 37,703	$ 37,333	$ 1,663,912	$ 1,738,948

Our investments in Energy Transfer Equity and ETEGP exceed our share of the historical cost of the underlying net assets of such entities. At June 30, 2007, our investments in Energy Transfer Equity and ETEGP included preliminary fair value allocations of the $1.66 billion basis differential consisting of $568.7 million attributed to fixed assets, $513.5 million attributable to IDRs (an indefinite-life intangible asset), $294.6 million of goodwill and $287.1 million attributed to amortizable intangible assets. The amounts attributed to fixed assets and amortizable intangible assets represent the pro rata excess of (a) the preliminary fair values determined for such assets over (b) the investee’s historical carrying values for such assets at the acquisition date. These excess cost amounts are amortized over the estimated useful life of the underlying assets as a reduction in equity earnings from Energy Transfer Equity and ETEGP.

The $513.5 million of excess cost attributed to IDRs represents the pro rata fair value of the incentive distributions of ETP, which Energy Transfer Equity receives through its 100% ownership interest in the general partner of ETP. The $294.6 million of goodwill is associated with our view of the future results from Energy Transfer Equity and ETEGP based upon their underlying assets and industry relationships. Excess cost amounts attributed to IDRs and goodwill are not amortized. However, the excess cost associated with our investments in Energy Transfer Equity and ETEGP, including that portion attributed to IDRs and goodwill, is evaluated for impairment whenever events or circumstances indicate that there is a loss in value of the investment that is other than temporary.

Note 9. Intangible Assets and Goodwill

Identifiable Intangible Assets

The following table summarizes our intangible assets by business segment and category at June 30, 2007:

	Gross	Accum.	Carrying
	Value	Amort.	Value
Investment in Enterprise Products Partners:
Customer relationship intangibles	$ 845,607	$ (182,330)	$ 663,277
Contract-based intangibles	384,003	(114,672)	269,331
Subtotal	1,229,610	(297,002)	932,608
Investment in TEPPCO:
Incentive distribution rights	606,926	--	606,926
Gas gathering agreements	462,449	(164,392)	298,057
Other contract-based intangibles	54,698	(21,494)	33,204
Subtotal	1,124,073	(185,886)	938,187
Total	$ 2,353,683	$ (482,888)	$ 1,870,795

In general, our amortizable intangible assets fall within two categories – contract-based intangible assets and customer relationships. Contract-based intangible assets represent commercial rights we acquired in connection with business combinations or asset purchases. Customer relationship intangible assets, as used in this context, represent the estimated economic value we acquired in connection with business combinations and asset purchases attributable to (i) contractual arrangements in existence at the time of the acquisition plus (ii) projected cash flows from anticipated future renewal of such arrangements due to the relationship we have with such customer. The values assigned to intangible assets are amortized to earnings using either (i) a straight-line approach or (ii) other methods that closely resemble the pattern in which the economic benefits of associated resource bases are estimated to be consumed or otherwise used, as appropriate.

We recorded a $606.9 million indefinite-life intangible asset associated with the TEPPCO GP IDRs resulting from the contribution of TEPPCO GP by DFIGP to Enterprise GP Holdings on May 7, 2007. This amount represents DFIGP’s historical carrying value and characterization of such asset. This intangible asset is not subject to amortization, but is subject to periodic testing for recoverability in a manner similar to goodwill.

We view the TEPPCO GP IDRs as separable financial assets whose value is based on expected cash flow streams derived from TEPPCO’s quarterly cash distributions. TEPPCO GP is entitled to 2% of the cash distributions paid by TEPPCO and holds the associated IDRs of TEPPCO. TEPPCO GP is the sole general partner of, and thereby controls, TEPPCO. As an incentive, TEPPCO GP’s percentage interest in TEPPCO’s quarterly cash distributions is increased after certain specified target levels of distribution rates are met by TEPPCO. Currently, TEPPCO GP’s quarterly incentive distribution thresholds are as follows:

▪	2% of quarterly cash distributions up to $0.275 per unit paid by TEPPCO;

▪	15% of quarterly cash distributions from $0.276 per unit up to $0.325 per unit paid by TEPPCO; and

▪	25% of quarterly cash distributions that exceed $0.325 per unit paid by TEPPCO.

Goodwill

The following table summarizes our goodwill amounts by business segment at June 30, 2007:

Investment in Enterprise Products Partners	$ 590,647
Investment in TEPPCO	216,604
Totals	$ 807,251

Goodwill represents the excess of the purchase price of an acquired business over the amounts assigned to assets acquired and liabilities assumed in the transaction. Goodwill is not amortized; however, it is subject to annual impairment testing. There has been no goodwill impairment losses recorded for the periods presented.

Our Investment in TEPPCO business segment includes $198.1 million recorded in connection with DFIGP’s contribution of ownership interests in TEPPCO and TEPPCO GP to Enterprise GP Holdings on May 7, 2007. This amount represents DFIGP’s historical carrying value and characterization of such asset. Management attributes this goodwill to the future benefits we may realize from our investments in TEPPCO and TEPPCO GP. Specifically, we will benefit from the cash distributions paid by TEPPCO with respect to TEPPCO GP’s 2% general partner interest in TEPPCO and ownership of 4,400,000 of its common units.

Note 10. Debt Obligations

Our consolidated debt obligations consisted of the following at June 30, 2007:

Enterprise GP Holdings debt obligations:
$200 Million Revolving Credit Facility, due May 2008(1)	$ 117,194
$1.2 Billion Term Loan (Debt Bridge), balance due May 2008(1)	1,200,000
$500 Million Term Loan (Equity Bridge), repaid July 2007 (1)	500,000
EPO senior debt obligations:
Multi-Year Revolving Credit Facility, variable rate, due October 2011	495,000
Pascagoula MBFC Loan, 8.70% fixed-rate, due March 2010	54,000
Senior Notes B, 7.50% fixed-rate, due February 2011	450,000
Senior Notes C, 6.375% fixed-rate, due February 2013	350,000
Senior Notes D, 6.875% fixed-rate, due March 2033	500,000
Senior Notes E, 4.00% fixed-rate, due October 2007 (2)	500,000
Senior Notes F, 4.625% fixed-rate, due October 2009	500,000
Senior Notes G, 5.60% fixed-rate, due October 2014	650,000
Senior Notes H, 6.65% fixed-rate, due October 2034	350,000
Senior Notes I, 5.00% fixed-rate, due March 2015	250,000
Senior Notes J, 5.75% fixed-rate, due March 2035	250,000
Senior Notes K, 4.950% fixed-rate, due June 2010	500,000
Duncan Energy Partners’ debt obligation:
$300 Million Revolving Credit Facility, variable rate, due February 2011	190,000
TEPPCO’s debt obligations:
Revolving Credit Facility, due December 2011	200,000
TE Products Senior Notes, 6.45% fixed-rate, due January 2008(2)	180,000
TE Products Senior Notes, 7.51% fixed-rate, due January 2028	210,000
TEPPCO Senior Notes, 7.625% fixed rate, due January 2012	500,000
TEPPCO Senior Notes, 6.125% fixed rate, due February 2013	200,000
Dixie Revolving Credit Facility, variable rate, due June 2010	10,000
Canadian Enterprise Revolving Credit Facility, variable rate, due October 2011	9,881
Other, 8.75% fixed-rate, due June 2010(3)	5,068
Total principal amount of senior debt obligations	8,171,143
EPO Junior Subordinated Notes A, due August 2066	550,000
EPO Junior Subordinated Notes B, due January 2068	700,000
TEPPCO Junior Subordinated Notes, due June 2067	300,000
Total principal amount of senior and junior debt obligations	9,721,143
Other(4)	(40,253)
Sub-total long-term debt	9,680,890
Less current maturities of long-term debt	1,079,194
Long-term debt	$ 8,601,696

Standby letters of credit outstanding	$ 19,275

(1)    In accordance with SFAS 6, “Classification of Short-Term Obligations Expected to be Refinanced,” long-term and current maturities of debt reflects the classification of such obligations at June 30, 2007. In July 2007, Enterprise GP Holdings completed a private placement of its units. The net proceeds of the private placement were used to retire the $500 Million Term Loan (Equity Bridge), and reduce outstanding principle under the $1.2 Billion Term Loan (Debt Bridge) by $238.0 million. See Note 15 for additional information regarding the private placement. Amounts repaid using net proceeds from the private placement have been presented as long-term given the prospective characterization of such amounts. The remaining balance of the Term Loan (Debt Bridge) at June 30, 2007, after the pro forma application of proceeds from the private placement, has been presented as short-term debt given its May 2008 maturity date.

(2)    In accordance with SFAS 6, long-term and current maturities of debt reflects the classification of such obligations at June 30, 2007. With respect to Senior Notes E due in October 2007, EPO has the ability to use cash and available credit capacity under its Multi-Year Revolving Credit Facility to fund the repayment of this debt. With respect to 6.45% TE Products Senior Notes due in January 2008, TEPPCO has the ability to use available credit capacity under its Revolving Credit Facility to fund the repayment of this debt.

(3)    Represents remaining debt obligations assumed in connection with the GulfTerra Merger.

(4)    The June 30, 2007 amount includes a net $41.3 million liability related to changes in fair value of hedges, a net $15.3 million unamortized discount, and an unamortized deferred gain of $16.3 million related to a terminated interest rate swap.

Parent-Subsidiary guarantor relationships

Enterprise Products Partners acts as guarantor of the debt obligations of EPO, with the exception of the Dixie revolving credit facility and the senior subordinated notes assumed in connection with the GulfTerra Merger. If EPO were to default on any debt that Enterprise Products Partners guarantees, Enterprise Products Partners would be responsible for full repayment of that obligation. Neither Enterprise GP Holdings nor Enterprise Products Partners (including EPO) act as guarantor of the debt obligations of Duncan Energy Partners.

TE Products Pipeline Company, LLC, TCTM, LLC, and TEPPCO Midstream Companies LLC, and Val Verde Gas Gathering Company, LLC (collectively, the “Subsidiary Guarantors”) have issued full, unconditional, and joint and several guarantees of TEPPCO’s Senior Notes and its Revolving Credit Facility. The Subsidiary Guarantors have jointly and severally guaranteed, on a junior subordinated basis, payment of the principal of, premium, if any, and interest on the TEPPCO Junior Subordinated Notes.

Enterprise GP Holdings debt obligations

In accordance with GAAP, Enterprise GP Holdings consolidates the debt of both Enterprise Products Partners and TEPPCO and their respective consolidated subsidiaries with that of its own; however, Enterprise GP Holdings does not have the obligation to make interest or debt payments with respect to the consolidated debt obligations of Enterprise Product Partners, including those of Dixie and Duncan Energy Partners, or TEPPCO.

Effective on May 7, 2007, Enterprise GP Holdings executed a $1.9 billion interim credit facility (“the Credit Agreement”) to purchase ownership interests in Energy Transfer Equity and its general partner and to repay $155.0 million of borrowings under its then existing revolving credit facility. The amended and restated credit facility provides for a $200.0 million revolving credit facility (the “Revolving Credit Facility”), $1.2 billion of term loans (Debt Bridge) (the “Term Loan (Debt Bridge)”) and $500.0 million of term loans (Equity Bridge) (the “Term Loan (Equity Bridge)”).

Enterprise GP Holdings made initial borrowings of $1.8 billion under the Credit Agreement: $1.2 billion under the Term Loan (Debt Bridge) and $500.0 million under the Term Loan (Equity Bridge) to fund the $1.65 billion cash purchase price for the acquisition of membership interests in ETEGP and common units of Energy Transfer Equity, as well as to repay approximately $155.0 million outstanding under its then existing revolving credit facility. Enterprise GP Holdings used $738.0 million of net proceeds from a private placement completed in July 2007 (see Note 15) to repay the $500.0 million Term Loan (Equity Bridge) and to reduce amounts outstanding under the Term Loan (Debt Bridge) by $238.0 million. The remaining balances due under the Revolving Credit Facility and Term Loan (Debt Bridge) all mature in May 2008. On August 24, 2007, Enterprise GP Holdings amended and restated the Credit Agreement. See Note 15 for additional information regarding this subsequent event.

The Revolving Credit Facility may be used by Enterprise GP Holdings to fund working capital and other capital requirements and for general partnership purposes. It offers secured ABR loans (“ABR Loans”) and Eurodollar loans (“Eurodollar Loans”) each having different interest requirements. ABR Loans bear interest at an alternative base rate (the “Alternative Base Rate”) plus an applicable rate (the “Applicable Rate”). The Alternative Base Rate is a rate per annum equal to the greater of: (i) the annual interest rate publicly announced by Citibank, N.A. as its base rate in effect at its principal office in New York, New York (the “Prime Rate”) in effect on such day and (ii) the federal funds effective rate in effect on such day plus 0.50%. The “Applicable Rate” for ABR Loans is 0.25% per annum. The Eurodollar Loans bear interest at a “LIBO rate” (as defined in the Credit Agreement) plus the “Applicable Rate”. The “Applicable Rate” for Eurodollar Loans is 1.75% per annum for the first 105 days after May 7, 2007 and 2.00% per annum thereafter until maturity.

All borrowings outstanding under the Term Loan (Debt Bridge) will, at Enterprise GP Holdings’ option, be made and maintained as ABR Loans or Eurodollar Loans, or a combination thereof. Any amount repaid under the Term Loan (Debt Bridge) may not be reborrowed. The “Applicable Rate” for

ABR Loans is 0.25% per annum. The “Applicable Rate” for Eurodollar Loans is 1.75% per annum for the first 105 days after May 7, 2007 and 2.00% per annum thereafter until maturity. Interest rates charged under the Term Loan (Equity Bridge) were the same as those under the Term Loan (Debt Bridge). Any amount repaid under the Term Loan (Equity Bridge) may not be reborrowed.

Upon receipt by Enterprise GP Holdings of net cash proceeds from (i) its issuance of equity and/or indebtedness (other than certain permitted indebtedness) or (ii) asset sales (other than sales of assets having an aggregate fair market value not exceeding $25.0 million during the term of the Credit Agreement), Enterprise GP Holdings is required to use such net proceeds to reduce principal amounts outstanding under the facility.

The Credit Agreement contains customary covenants and events of default. Also, if an event of default occurs and is continuing under the Credit Agreement, the lenders will be able to accelerate the maturity date of amounts borrowed under the credit agreement and exercise other rights and remedies. Additionally, the obligations under the Credit Agreement are secured by substantially all of Enterprise GP Holdings’ assets, including the common units of Energy Transfer Equity it owns, but excluding its membership interests in ETEGP.

EPO debt obligations

Apart from that discussed below, there have been no significant changes in the terms of EPO’s debt obligations since those reported in Enterprise GP Holdings’ annual report on Form 10-K for the year ended December 31, 2006.

EPO sold $700.0 million in principal amount of fixed/floating, unsecured, long-term subordinated notes due January 2068 (“Junior Notes B”) during the second quarter of 2007. EPO used the proceeds from this subordinated debt to temporarily reduce borrowings outstanding under its Multi-Year Revolving Credit Facility and for general partnership purposes. EPO’s payment obligations under Junior Notes B are subordinated to all of its current and future senior indebtedness (as defined in the Indenture Agreement). Enterprise Products Partners has guaranteed repayment of amounts due under Junior Notes B through an unsecured and subordinated guarantee.

The indenture agreement governing Junior Notes B allows EPO to defer interest payments on one or more occasions for up to ten consecutive years subject to certain conditions. During any period in which interest payments are deferred and subject to certain exceptions, neither Enterprise Products Partners nor EPO can declare or make any distributions to any of its respective equity securities or make any payments on indebtedness or other obligations that rank pari passu with or are subordinated to the Junior Notes B. We have no current intention of deferring interest payments on Junior Notes B. Junior Notes B rank pari passu with the Junior Subordinated Notes A due August 2066.

The Junior Notes B will bear interest at a fixed annual rate of 7.034% from May 2007 to January 2018, payable semi-annually in arrears in January and July of each year, commencing in January 2008. After January 2018, the Junior Notes B will bear variable rate interest based on the 3-month LIBOR rate for the related interest period plus 2.68%, payable quarterly in arrears in January, April, July and October of each year commencing in April 2018. Interest payments may be deferred on a cumulative basis for up to ten consecutive years, subject to the certain provisions. The Junior Notes B mature in January 2068 and are not redeemable by EPO prior to January 2018 without payment of a make-whole premium.

In connection with the issuance of Junior Notes B, EPO entered into a Replacement Capital Covenant in favor of the covered debt holders (as named therein) pursuant to which EPO agreed for the benefit of such debt holders that it would not redeem or repurchase such junior notes on or before January 15, 2038 unless such redemption or repurchase is made from the proceeds of issuance of certain securities.

On September 4, 2007, EPO sold $800.0 million in principal amount of unsecured senior notes due September 2017. See Note 15 for additional information regarding this subsequent event.

Duncan Energy Partners debt obligation

We consolidate the debt of Duncan Energy Partners with that of our own; however, we do not have the obligation to make interest payments or debt payments with respect to the debt of Duncan Energy Partners.

Duncan Energy Partners entered into a $300.0 million revolving credit facility, all of which may be used for letters of credit, with a $30.0 million sublimit for Swingline loans. Letters of credit outstanding under this facility reduce the amount available for borrowings. At the closing of its initial public offering, Duncan Energy Partners made its initial borrowing of $200.0 million under the facility to fund the $198.9 million cash distribution to the EPO and the remainder to pay debt issuance costs. At June 30, 2007, the balance outstanding under this facility was $190.0 million.

This credit facility matures in February 2011 and will be used by Duncan Energy Partners in the future to fund working capital and other capital requirements and for general partnership purposes. Duncan Energy Partners may make up to two requests for one-year extensions of the maturity date (subject to certain restrictions). The revolving credit facility is available to pay distributions upon the initial contribution of assets to Duncan Energy Partners, fund working capital, make acquisitions and provide payment for general purposes. Duncan Energy Partners can increase the revolving credit facility, without consent of the lenders, by an amount not to exceed $150.0 million by adding to the facility one or more new lenders and/or increasing the commitments of existing lenders. No lender is required to increase its commitment, unless it agrees to do so in its sole discretion.

This revolving credit facility offers the following unsecured loans, each having different interest requirements: (i) London Interbank Offered Rate (“LIBOR”) loans bear interest at a rate per annum equal to LIBOR plus the applicable LIBOR margin (as defined in the credit agreement), (ii) Base Rate loans bear interest at a rate per annum equal to the higher of (a) the rate of interest publicly announced by the administrative agent, Wachovia Bank, National Association, as its Base Rate and (b) 0.5% per annum above the Federal Funds Rate in effect on such date and (iii) Swingline loans bear interest a rate per annum equal to LIBOR plus an applicable LIBOR margin.

The revolving credit facility requires Duncan Energy Partners to maintain a leverage ratio for the prior four fiscal quarters of not more than 4.75 to 1.00 at the last day of each fiscal quarter commencing June 30, 2007; provided that, upon the closing of a permitted acquisition, such ratio shall not exceed (a) 5.25 to 1.00 at the last day of the fiscal quarter in which such specified acquisition occurred and at the last day of each of the two fiscal quarters following the fiscal quarter in which such specified acquisition occurred, and (b) 4.75 to 1.00 at the last day of each fiscal quarter thereafter. In addition, prior to obtaining an investment-grade rating by Standard & Poor’s Ratings Services, Moody’s Investors Service or Fitch Ratings, Duncan Energy Partners’ interest coverage ratio, for the prior four fiscal quarters shall not be less than 2.75 to 1.00 at the last day of each fiscal quarter commencing June 30, 2007.

The Duncan Energy Partners’ credit facility contains other customary covenants. Also, if an event of default exists under the credit agreement, the lenders will be able to accelerate the maturity date of amounts borrowed under the credit agreement and exercise other rights and remedies.

TEPPCO debt obligations

Revolving Credit Facility. TEPPCO has in place a $700.0 million unsecured revolving credit facility, including the issuance of letters of credit (“TEPPCO Revolving Credit Facility”), which matures on December 13, 2011. Commitments under the credit facility may be increased up to a maximum of $850.0 million upon TEPPCO’s request, subject to lender approval and the satisfaction of certain other conditions. The interest rate is based, at TEPPCO’s option, on either the lender’s base rate plus a spread, or LIBOR plus a spread in effect at the time of the borrowings. Financial covenants in the TEPPCO Revolving Credit Facility require that TEPPCO maintain a ratio of Consolidated Funded Debt to Pro Forma EBITDA (as defined and calculated in the facility) of less than 4.75 to 1.00 (subject to adjustment for specified acquisitions) and a ratio of EBITDA to Interest Expense (as defined and calculated in the facility)

of at least 3.00 to 1.00, in each case with respect to specified twelve month periods. Other restrictive covenants in the TEPPCO Revolving Credit Facility limit TEPPCO’s ability to, among other things, incur additional indebtedness, make distributions in excess of Available Cash, incur liens, engage in specified transactions with affiliates and complete mergers, acquisitions and sales of assets. The credit agreement restricts the amount of outstanding debt of the Jonah joint venture to debt owing to the owners of its partnership interests and other third-party debt in the principal aggregate amount of $50.0 million and allows for the issuance of certain hybrid securities of up to 15% of our Consolidated Total Capitalization (as defined therein).

TEPPCO Senior Notes. On January 27, 1998, TE Products Pipeline Company, Limited Partnership, predecessor by merger into TE Products Pipeline Company, LLC (“TE Products”) issued 6.45% Senior Notes and 7.51% Senior Notes (collectively the “TE Products Senior Notes”). The 6.45% TE Products Senior Notes may not be redeemed prior to their scheduled maturity. The 7.51% TE Products Senior Notes are subject to make-whole redemption rights and are redeemable beginning January 15, 2008 at the option of TE Products. The TE Products Senior Notes are unsecured obligations of TE Products and rank pari passu with all other unsecured and unsubordinated indebtedness of TE Products. The indenture governing the TE Products Senior Notes contains covenants, including, but not limited to, covenants limiting the creation of liens securing indebtedness and sale and leaseback transactions. However, the indenture does not limit TEPPCO’s ability to incur additional indebtedness.

On February 20, 2002 and January 30, 2003, TEPPCO issued 7.625% Senior Notes and 6.125% Senior Notes, respectively (collectively the “TEPPCO Senior Notes”). The TEPPCO Senior Notes are subject to make-whole redemption rights and are redeemable at any time at TEPPCO’s option. The indentures that govern the TEPPCO Senior Notes contain covenants, including, but not limited to, covenants limiting the creation of liens securing indebtedness and sale and leaseback transactions. However, the indentures do not limit TEPPCO’s ability to incur additional indebtedness.

TEPPCO Junior Subordinated Notes. In May 2007, TEPPCO sold $300.0 million in principal amount of fixed/floating, unsecured, long-term subordinated notes due June 1, 2067 (“TEPPCO Junior Subordinated Notes”). TEPPCO used the proceeds from this subordinated debt to temporarily reduce borrowings outstanding under its revolving credit facility and for general partnership purposes. The payment obligations under the TEPPCO Junior Subordinated Notes are subordinated to all of its current and future senior indebtedness (as defined in the related indenture).

The indenture governing the TEPPCO Junior Subordinated Notes does not limit TEPPCO’s ability to incur additional debt, including debt that ranks senior to or equally with the Junior Subordinated Notes. The indenture allows TEPPCO to defer interest payments on one or more occasions for up to ten consecutive years, subject to certain conditions. During any period in which interest payments are deferred and subject to certain exceptions, (i) TEPPCO cannot declare or make any distributions to any of its respective equity securities and (ii) neither TEPPCO nor the Subsidiary Guarantors can make any payments on indebtedness or other obligations that rank pari passu with or are subordinated to the TEPPCO Junior Subordinated Notes.

The TEPPCO Junior Subordinated Notes bear interest at a fixed annual rate of 7.0% from May 2007 to June 1, 2017, payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2007. After June 1, 2017, the TEPPCO Junior Subordinated Notes will bear interest at a variable annual rate equal to the 3-month LIBOR rate for the related interest period plus 2.7775%, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year commencing September 1, 2017. The TEPPCO Junior Subordinated Notes mature in June 2067. The TEPPCO Junior Subordinated Notes are redeemable in whole or in part prior to June 1, 2017 for a “make-whole” redemption price and thereafter at a redemption price equal to 100% of their principal amount plus accrued interest. The TEPPCO Junior Subordinated Notes are also redeemable prior to June 1, 2017 in whole (but not in part) upon the occurrence of certain tax or rating agency events at specified redemption prices.

In connection with the issuance of the TEPPCO Junior Subordinated Notes, TEPPCO and its Subsidiary Guarantors entered into a Replacement Capital Covenant in favor of holders (as provided therein) pursuant to which TEPPCO and its Subsidiary Guarantors agreed for the benefit of such debt holders that it would not redeem or repurchase the TEPPCO Junior Subordinated Notes on or before June 1, 2037, unless such redemption or repurchase is from proceeds of issuance of certain securities.

Dixie Revolving Credit Facility

There has been no significant changes in the terms of Dixie’s Revolving Credit Facility since those reported in Enterprise GP Holdings’ annual report on Form 10-K for the year ended December 31, 2006.

Canadian Enterprise Debt Obligations

In May 2007, Canadian Enterprise Gas Products, Ltd. (“Canadian Enterprise”), a wholly-owned subsidiary of EPO, entered into a $30.0 million Canadian revolving credit facility with The Bank of Nova Scotia. The credit facility, which includes the issuance of letters of credit, matures in October 2011. Letters of credit outstanding under this facility reduce the amount available for borrowings.

Borrowings may be made in Canadian or U.S. dollars. Canadian denominated borrowings may be comprised of Canadian Prime Rate (“CPR”) loans or Bankers’ Acceptances and U.S denominated borrowings may be comprised of Alternative Base Rate (“ABR”) or Eurodollar loans, each having different interest rate requirements. CPR loans bear interest at a rate determined by reference to the Canadian Prime Rate. ABR loans bear interest at a rate determined by reference to an alternative base rate as defined in the credit agreement. Eurodollar loans bear interest at a rate determined by the LIBO plus an applicable rate as defined in the credit agreement. Bankers’ Acceptances carry interest at the rate for Canadian bankers’ acceptances plus an applicable rate as defined in the credit agreement.

The credit facility contains customary covenants and events of default. The restrictive covenants limit Canadian Enterprise from materially changing the nature of its business or operations, dissolving, or completing mergers. A continuing event of default would accelerate the maturity of amounts borrowed under the credit facility. The obligations under the credit facility are guaranteed by EPO.

Covenants

We are in compliance with the covenants of our consolidated debt agreements at June 30, 2007.

Information regarding variable interest rates paid

The following table presents the range of interest rates paid and weighted-average interest rate paid on our consolidated variable-rate debt obligations during the six months ended June 30, 2007.

	Range of	Weighted-average
	interest rates	interest rate
	paid	paid
Enterprise GP Holdings’ $200.0 Million Revolving Credit Facility	7.07% to 8.50%	7.09%
Enterprise GP Holdings’ $1.2 Billion Term Loan Debt Bridge	7.07% to 8.50%	7.09%
Enterprise GP Holdings’ $500.0 Million Term Loan Equity Bridge	7.07% to 8.50%	7.09%
EPO’s Multi-Year Revolving Credit Facility	5.82% to 8.25%	5.86%
Duncan Energy Partners’ Revolving Credit Facility	6.17%	6.17%
TEPPCO’s Revolving Credit Facility	5.86%	5.86%
Dixie Revolving Credit Facility	5.66% to 5.67%	5.66%
Canadian Enterprise Revolving Credit Facility	4.95% to 5.82%	5.77%

Consolidated debt maturity table

The following table presents the scheduled maturities of principal amounts of our debt obligations for the next five years and in total thereafter.

2007	$ --
2008	1,079,194
2009	500,000
2010	569,068
2011	1,835,000
Thereafter	5,737,881
Total scheduled principal payments	$ 9,721,143

In accordance with SFAS 6, long-term and current maturities of debt reflect the classification of such obligations at June 30, 2007.

Note 11. Member’s Equity

At June 30, 2007, member’s equity consisted of the capital account of Dan Duncan LLC and accumulated other comprehensive income. Subject to the terms of our limited liability company agreement, we distribute available cash to Dan Duncan LLC within 45 days of the end of each calendar quarter. No distributions have been made to date. The capital account balance of Dan Duncan LLC was nominal at June 30, 2007.

Accumulated other comprehensive income

The following table summarizes transactions affecting our accumulated other comprehensive income since December 31, 2006.

					Accumulated
		Interest	Foreign	Pension	Other
	Commodity	Rate	Currency	And	Comprehensive
	Financial	Financial	Translation	Postretirement	Income
	Instruments	Instruments	Adjustment	Plans	Balance
Balance, December 31, 2006	$ 8,315	$ 14,590	$ (807)	$ (531)	$ 21,567
Net commodity financial instrument gains during period	601	--	--	--	601
Net interest rate financial instrument gains during period	--	41,853	--	--	41,853
Amortization of cash flow financing hedges	--	(2,287)	--	--	(2,287)
Change in funded status of pension and postretirement
plans, net of tax	--	--	--	1,103	1,103
Foreign currency translation adjustment	--	--	549	--	549
Balance, June 30, 2007	$ 8,916	$ 54,156	$ (258)	$ 572	$ 63,386

Note 12. Related Party Transactions

Relationship with EPCO and affiliates

We have an extensive and ongoing relationship with EPCO and its affiliates, which include the following significant entities that are not part of our consolidated group of companies:

▪	EPCO and its consolidated private company subsidiaries; and
▪	the Employee Partnerships (see Note 4).

Unless noted otherwise, our agreements with EPCO are not the result of arm’s length transactions. As a result, we cannot provide assurance that the terms and provisions of such agreements are at least as favorable to us as we could have obtained from unaffiliated third parties.

EPCO is a private company controlled by Dan L. Duncan, who is also a director and Chairman of EPE Holdings, EPGP and Duncan Energy Partners. At June 30, 2007, EPCO beneficially owned 107,276,032 (or 90.1%) of Enterprise GP Holdings’ outstanding units. In addition, EPCO beneficially owned 146,317,198 (or 33.7%) of Enterprise Products Partners’ outstanding common units, including 13,454,498 common units owned by Enterprise GP Holdings. At June 30, 2007, EPCO beneficially owned 16,691,550 (or 18.2%) of TEPPCO’s common units and 38,976,090 (or 17.6%) of Energy Transfer Equity’s common units. Enterprise GP Holdings owns all of the membership interests of EPGP and TEPPCO GP. The principal business activity of EPGP is to act as the sole general partner of Enterprise Products Partners. The principal business activity of TEPPCO GP is to act as the sole general partner of TEPPCO. The executive officers and certain of the directors of EPGP, TEPPCO GP and EPE Holdings are employees of EPCO.

In December 2006, at a special meeting of TEPPCO’s unitholders, its partnership agreement was amended and restated, and its general partner’s maximum percentage interest in its quarterly distributions was reduced from 50% to 25% in exchange for 14,091,275 common units. Certain of the IDRs held by TEPPCO GP were converted into 14,091,275 common units of TEPPCO. Subsequently, DFIGP transferred the 14,091,275 common units of TEPPCO that it received in connection with the conversion of the IDRs to affiliates of EPCO, including 13,386,711 common units transferred to DFI.

Enterprise GP Holdings, EPE Holdings, TEPPCO, TEPPCO GP, Enterprise Products Partners, EPGP, Energy Transfer Equity and ETEGP are separate legal entities apart from each other and apart from EPCO and its other affiliates, with assets and liabilities that are separate from those of EPCO and its other affiliates. EPCO and its private company subsidiaries depend on the cash distributions they receive from Enterprise GP Holdings, TEPPCO, Enterprise Products Partners and other investments to fund their other operations and to meet their debt obligations. EPCO and its affiliates received $168.1 million in cash distributions from us for the six months ended June 30, 2007.

We have entered into an agreement with an affiliate of EPCO to provide trucking services to us for the transportation of NGLs and other products. We also lease office space in various buildings from affiliates of EPCO. The rental rates in these lease agreements approximate market rates.

Historically, we entered into transactions with a Canadian affiliate of EPCO for the purchase and sale of NGL products in the normal course of business. These transactions were at market-related prices. We acquired this affiliate in October 2006 and began consolidating its financial statements with those of our own from the date of acquisition.

The ownership interests in Enterprise Products Partners, TEPPCO and Energy Transfer Equity that are owned or controlled by Enterprise GP Holdings are pledged as security under Enterprise GP Holdings’ credit facility. In addition, substantially all of the ownership interests in Enterprise GP Holdings, Enterprise Products Partners, and TEPPCO that are owned or controlled by EPCO and its affiliates, other than those interests owned by Enterprise GP Holdings, Dan Duncan LLC and certain trusts affiliated with Dan L. Duncan, are pledged as security under the credit facility of a private company affiliate of EPCO. This credit facility contains customary and other events of default relating to EPCO and certain affiliates, including Enterprise GP Holdings, Enterprise Products Partners and TEPPCO.

EPCO Administrative Services Agreement

We have no employees. All of our management, administrative and operating functions are performed by employees of EPCO pursuant to an administrative services agreement (the “ASA”). Enterprise GP Holdings and EPE Holdings, Enterprise Products Partners and its general partner, Duncan Energy Partners and its general partner, and TEPPCO and its general partner, among other affiliates, are parties to the ASA.

Under the ASA, we reimburse EPCO for all costs and expenses it incurs in providing management, administrative and operating services to us. The ASA also addresses potential conflicts that may arise among Enterprise Products Partners, Enterprise GP Holdings, Duncan Energy Partners and other affiliates of EPCO.

Relationships with Unconsolidated Affiliates

Enterprise Products Partners

Enterprise Products Partners’ significant related party revenue and expense transactions with our unconsolidated affiliates consist of the sale of natural gas to Evangeline and the purchase of NGL storage, transportation and fractionation services from Promix. In addition, Enterprise Products Partners sells natural gas to Promix and processes natural gas at VESCO.

TEPPCO

TEPPCO’s significant related party revenue and expense transactions with our unconsolidated affiliates consist of management, rental and other revenues; transportation expense related to the transportation of crude oil on Seaway and rental expense related to the lease of pipeline capacity on Centennial.

Energy Transfer Equity

We acquired equity method investments in Energy Transfer Equity and its general partner in May 2007 (see Note 8). As a result, Energy Transfer Equity and its consolidated subsidiaries became related parties to our consolidated businesses.

Enterprise Products Partners has a long-term revenue generating contract with Titan Energy Partners, L.P. (“Titan”), a consolidated subsidiary of Energy Transfer Partners, L.P. Titan purchases substantially all of its propane requirements from Enterprise Products Partners. The contract continues until March 31, 2010 and contains renewal and extension options. Enterprise Products Partners and another subsidiary of Energy Transfer Partners, L.P., Energy Transfer Company (“ETC OLP”), transport natural gas on each other’s systems and share operating expenses on certain pipelines. ETC OLP also sells natural gas to Enterprise Products Partners.

We received $14.6 million in cash distributions from our investments in ETEGP and Equity Transfer Equity in July 2007.

Note 13. Commitments and Contingencies

Litigation

On occasion, we or our investees are named as defendants in litigation relating to normal business activities, including regulatory and environmental matters. Although we insure against various business risks to the extent believed prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result of ordinary business activities. The following is a discussion of litigation-related risks by business segment:

Enterprise Products Partners matters. On February 13, 2007, EPO received notice from the U.S. Department of Justice (“DOJ”) that it was the subject of a criminal investigation related to an ammonia release in Kingman County, Kansas on October 27, 2004 from a pressurized anhydrous ammonia pipeline owned by a third party, Magellan Ammonia Pipeline, L.P. (“Magellan”). EPO is the operator of this pipeline. On February 14, 2007, EPO received a letter from the Environment and Natural Resources Division (“ENRD”) of the DOJ regarding this incident and a previous release of ammonia on

September 27, 2004 from the same pipeline. The ENRD has indicated that it may pursue civil damages against EPO and Magellan as a result of these incidents. Based on this correspondence from the ENRD, the statutory maximum amount of civil fines that could be assessed against EPO and Magellan is up to $17.4 million in the aggregate. EPO is cooperating with the DOJ and is hopeful that an expeditious resolution of this civil matter acceptable to all parties will be reached in the near future. EPO is seeking defense and indemnity under the pipeline operating agreement between it and Magellan. On September 4, 2007, we and the DOJ entered into a plea agreement whereby a wholly-owned subsidiary of EPO, Mapletree, LLC, pleaded guilty to a misdemeanor charge of negligence in connection with the releases and paid a fine of $1.0 million. The plea agreement concludes the DOJ’s criminal investigation into the ammonia releases. At this time, we do not believe that a final resolution of the civil claims by the ENRD will have a material impact on our consolidated financial position.

On October 25, 2006, a rupture in the Magellan Ammonia Pipeline resulted in the release of ammonia near Clay Center, Kansas. Enterprise Products Partners and Magellan are in the process of estimating the repair and remediation costs associated with this release. Environmental remediation efforts continue in and around the site of the release under the supervision and management of affiliates of Magellan. EPO’s operating agreement with Magellan provides EPO with an indemnity clause for claims arising from such releases. At this time, we do not believe that this incident will have a material impact on our consolidated financial position.

A number of lawsuits have been filed by municipalities and other water suppliers against various manufacturers of reformulated gasoline containing methyl tertiary butyl ether (“MTBE”). In general, such suits have not named manufacturers of MTBE as defendants, and there have been no such lawsuits filed against Enterprise Products Partners’ subsidiary that owns an octane-additive production facility. It is possible, however, that former MTBE manufacturers, such as Enterprise Products Partners’ subsidiary, could ultimately be added as defendants in such lawsuits or in new lawsuits.

TEPPCO matters. On September 18, 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of New Castle County in the State of Delaware, in his individual capacity, as a putative class action on behalf of other unitholders of TEPPCO, and derivatively on behalf of TEPPCO, concerning, among other things, certain transactions involving TEPPCO and Enterprise Products Partners or its affiliates. On July 12, 2007, Mr. Brinkerhoff filed an amended complaint. The amended complaint names as defendants (i) TEPPCO, its current and certain former directors, and certain of its affiliates; (ii) Enterprise Products Partners and certain of its affiliates; (iii) EPCO; and (iv) Dan L. Duncan. The amended complaint alleges, among other things, that the defendants caused TEPPCO to enter into certain transactions with Enterprise Products Partners or its affiliates that were unfair to TEPPCO or otherwise unfairly favored Enterprise Products Partners or its affiliates over TEPPCO. These transactions are alleged to include the joint venture to further expand the Jonah system entered into by TEPPCO and Enterprise Products Partners in August 2006 and the sale by TEPPCO of its Pioneer natural gas processing plant to Enterprise Products Partners in March 2006. The amended complaint seeks (i) rescission of these transactions or an award of rescissory damages with respect thereto; (ii) damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the amended complaint; and (iii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts. We believe this lawsuit is without merit and intend to vigorously defend against it.

On July 27, 2004, TEPPCO received notice from the DOJ of its intent to seek a civil penalty against it related to its November 21, 2001, release of approximately 2,575 barrels of jet fuel from TEPPCO’s 14-inch diameter pipeline located in Orange County, Texas. The DOJ, at the request of the Environmental Protection Agency, is seeking a civil penalty against TEPPCO for alleged violations of the Clean Water Act arising out of this release, as well as three smaller spills at other locations in 2004 and 2005. TEPPCO agreed with the DOJ on a proposed penalty of $2.9 million, along with TEPPCO’s commitment to implement additional spill prevention measures, and finalized the settlement in August 2007. The settlement of this citation did not have a material adverse effect on TEPPCO’s financial position.

On September 18, 2005, a propane release and fire occurred at TEPPCO’s Todhunter facility, near Middletown, Ohio. The incident resulted in the death of one of TEPPCO’s employees; there were no other injuries. Repairs to the impacted facilities have been completed. On March 17, 2006, TEPPCO received a citation from the Occupational Safety and Health Administration (“OSHA”) arising out of this incident, with a penalty of $0.1 million. The settlement of this citation did not have a material adverse effect on TEPPCO’s financial position.

TEPPCO is also in negotiations with the DOT with respect to a notice of probable violation that it received on April 25, 2005, for alleged violations of pipeline safety regulations at its Todhunter facility, with a proposed $0.4 million civil penalty. TEPPCO responded on June 30, 2005, by admitting certain of the alleged violations, contesting others and requesting a reduction in the proposed civil penalty. We do not expect any settlement, fine or penalty to have a material adverse effect on our financial position.

Energy Transfer Equity matters. In July 2007, ETP announced that it is under investigation by the Federal Energy Regulatory Commission (“FERC”) and Commodity Futures Trading Commission (“CFTC”) with respect to whether ETP engaged in manipulation or improper trading activities in the Houston Ship Channel market around the times of the hurricanes in the fall of 2005 and other prior periods in order to benefit financially from commodities derivative positions and from certain of index-priced physical gas purchases in the Houston Ship Channel market. The FERC is also investigating certain of ETP’s intrastate transportation activities.

ETP management has stated that it believes that these agencies will require a payment in order to conclude these investigations on a negotiated settlement basis. It is also possible that third parties will assert claims for damages related to these matters. On July 26, 2007, the FERC announced that it was taking preliminary action against ETP and proposed civil penalties of $97.5 million and disgorgement of profits of $70.1 million. Additionally, in its lawsuit, the CFTC is seeking civil penalties of $130,000 per violation or three times the profit gained from each violation and other specified relief. At this time, ETP is unable to predict the outcome of these matters; however, it is possible that the amount it becomes obligated to pay as a result of the final resolution of these matters, whether on a negotiated settlement basis or otherwise, will exceed the amount of existing accrual related to these matters.

ETP disclosed in its quarterly report on Form 10-Q for the nine months ended May 31, 2007 that its accrued amounts for contingencies and current litigation matters (excluding environmental matters) aggregated $30.3 million. Since ETP’s accrual amounts are non-cash, any cash payment of an amount in resolution of these matters would likely be made from cash from operations or borrowings, which payments would reduce its cash available for distributions either directly or as a result of increased principal and interest payments necessary to service any borrowings incurred to finance such payments. If these payments are substantial, ETP and, ultimately, our investee, Energy Transfer Equity, may experience a material adverse impact on results of operations, cash available for distribution and liquidity.

Contractual Obligations

The following information summarizes significant changes in our contractual obligations since December 31, 2006. Amounts presented in the following tables within this section are in millions of dollars.

Enterprise GP Holdings. The following table presents Enterprise GP Holdings’ debt obligations as of June 30, 2007 after giving effect to the repayment of $500.0 million in principal due under its Term Loan (Equity Bridge) and $238.0 million under its Term Loan (Debt Bridge) using proceeds from its private placement of 20,134,220 units in July 2007 (see Note 15 for information regarding this subsequent event).

	Payment or Settlement due by Period
Contractual Obligations	Total	2007	2008	2009	2010	2011	Thereafter
Scheduled maturities of long-term debt	$ 1,079.2	$ --	$ 1,079.2	$ --	$ --	$ --	$ --

(1)    See Note 10 for information regarding the Enterprise GP Holdings’ debt obligations. Amounts due under Enterprise GP Holdings’ Term Loan (Debt Bridge) and revolving credit facility are due in May 2008.

Investment in Enterprise Products Partners. The following table presents Enterprise Products Partners’ consolidated debt obligations as of June 30, 2007 after giving effect to EPO’s issuance of $700.0 million in principal amount of Junior Subordinated Notes B in May 2007 and borrowings by Duncan Energy Partners since its initial public offering in February 2007.

	Payment or Settlement due by Period
Contractual Obligations	Total	2007	2008	2009	2010	2011	Thereafter
Scheduled maturities of long-term debt	$ 6,313.9	$ --	$ --	$ 500.0	$ 569.0	$ 1,644.9	$ 3,600.0
Estimated cash interest payments	8,611.9	194.1	374.9	371.1	330.0	252.8	7,089.0
(1) Represents consolidated debt obligations of Enterprise Products Partners (see Note 10), including EPO, Duncan Energy Partners, Dixie and Canadian Enterprise.

Investment in TEPPCO. The following table presents TEPPCO’s contractual obligations after giving effect to its issuance of $300.0 million in principal amount of Junior Subordinated Notes in May 2007. Except for such changes in TEPPCO’s debt obligations, there were no other significant changes in TEPPCO’s contractual obligations since December 31, 2006.

	Payment or Settlement due by Period
Contractual Obligations	Total	2007	2008	2009	2010	2011	Thereafter
Scheduled maturities of long-term debt	$ 1,590.0	$ --	$ --	$ --	$ --	$ 200.0	$ 1,390.0
Operating lease obligations	69.7	18.7	11.7	8.8	7.3	6.3	16.9
Purchase obligations	15.0	12.9	1.4	0.5	0.1	--	0.1
Capital expenditure commitments	9.5	9.5	--	--	--	--	--

(1)    Represents payment obligations under TEPPCO’s revolving credit facility, junior subordinated notes and senior notes as of June 30, 2007. Amounts presented in the table represent the scheduled future maturities of long-term debt principal for the periods indicated.

(2)    Represents minimum cash lease payment obligations under operating leases with terms in excess of one year at December 31, 2006 for the periods indicated.

(3)    Represents commitments and estimated payment obligations under third-party supplier contracts for products and services at December 31, 2007 for the periods indicated. The estimated future payment obligations are based on the contractual price under each contract for products and services at December 31, 2006.

(4)    Represents unconditional payment obligations to pay vendors for services rendered or products purchased relating to capital projects at December 31, 2006.

Performance Guaranty

In December 2004, a subsidiary of Enterprise Products Partners entered into the Independence Hub Agreement with six oil and natural gas producers. Enterprise Products Partners guaranteed to the producers the construction-related performance of its subsidiary up to an amount of $340.8 million. The performance guaranty expired during the second quarter of 2007.

Other Claims

As part of our normal business activities with joint venture partners and certain customers and suppliers, we occasionally make claims against such parties or have claims made against us as a result of disputes related to contractual agreements or similar arrangements. As of June 30, 2007, our contingent claims against such parties were approximately $1.9 million and claims against us were approximately

$33.8 million. These matters are in various stages of assessment and the ultimate outcome of such disputes cannot be reasonably estimated. However, in our opinion, the likelihood of a material adverse outcome related to disputes against us is remote. Accordingly, accruals for loss contingencies related to these matters, if any, that might result from the resolution of such disputes have not been reflected in our consolidated financial statements.

Other Commitments

On December 19, 2006, TEPPCO announced that it had signed an agreement with Motiva Enterprises, LLC (“Motiva”) for the construction and operation of a new refined products storage facility to support the proposed expansion of Motiva’s refinery in Port Arthur, Texas. Under the terms of the agreement, TEPPCO will construct a 5.4 million barrel refined products storage facility for gasoline and distillates. The agreement also provides for a 15-year throughput and dedication of volume, which will commence upon completion of the refinery expansion. The project includes the construction of 20 storage tanks, five 3.5-mile product pipelines connecting the storage facility to Motiva’s refinery, 15,000 horsepower of pumping capacity, and distribution pipeline connections to the Colonial, Explorer and Magtex pipelines. The storage and pipeline project is expected to be completed by January 1, 2010. As a part of a separate but complementary initiative, TEPPCO will construct an 11-mile, 20-inch pipeline to connect the new storage facility in Port Arthur to TEPPCO’s refined products terminal in Beaumont, Texas, which is the primary origination facility for its mainline system. These projects will facilitate connections to additional markets through the Colonial, Explorer and Magtex pipeline systems and provide the Motiva refinery with access to TEPPCO’s pipeline system. The total cost of the project is expected to be approximately $243.0 million, including $20.0 million for the 11-mile, 20-inch pipeline. By providing access to several major outbound refined product pipeline systems, shippers should have enhanced flexibility and new transportation options. Under the terms of the agreement, if Motiva cancels the agreement prior to the commencement date of the project, Motiva will reimburse TEPPCO the actual reasonable expenses it has incurred after the effective date of the agreement, including both internal and external costs that would be capitalized as a part of the project. If the cancellation were to occur in 2007, Motiva would also pay costs incurred to date plus a five percent cancellation fee, with the fee increasing to ten percent after 2007.

At June 30, 2007, Centennial has $140.0 million outstanding under credit facilities that expire in 2024. Its joint venture partners, TE Products and Marathon have each guaranteed one-half of the repayment of Centennial’s outstanding debt balance (plus interest) under its credit facilities. If Centennial defaults on its outstanding balance, the estimated maximum potential amount of future payments for TE Products and Marathon is $70.0 million each at June 30, 2007. Provisions included in the $140.0 million Centennial credit facility required that certain financial metrics be achieved and for the guarantees to be removed by May 2007. These metrics were not achieved, and the provisions of the Centennial debt agreements were amended in May 2007 to require the guarantees to remain throughout the life of the debt. As a result of the guarantee, TE Products recorded an obligation of $9.9 million, which represents the present value of the estimated amount TEPPCO would have to pay under the guarantee.

On October 31, 2006, an FTC order and consent agreement ending its investigation into DFI’s acquisition of TEPPCO GP became final. The order required the divestiture of TEPPCO’s equity interest in Mont Belvieu Storage Partners, L.P., its general partner and certain related assets to one or more FTC-approved buyers in a manner approved by the FTC and subject to its final approval. The order contained no minimum price for the divestiture and required that TEPPCO provide the acquirer or acquirers the opportunity to hire employees who spend more than 10% of their time working on the divested assets. The order also imposed specified operational, reporting and consent requirements on TEPPCO including, among other things, in the event that TEPPCO acquires interests in or operate salt dome storage facilities for NGLs in specified areas. The FTC approved a buyer and sale terms for TEPPCO’s equity interests and certain related assets, and TEPPCO closed on such sale on March 1, 2007.

Note 14. Significant Risks and Uncertainties – Weather-Related Risks

Certain of Enterprise Products Partners’ key assets are located onshore along the U.S. Gulf Coast and offshore in the Gulf of Mexico. To varying degrees, such locations are vulnerable to weather-related risks such as hurricanes and tropical storms.

The following table summarizes proceeds Enterprise Products Partners received for the six months ended June 30, 2007, from business interruption and property damage insurance claims with respect to certain named storms.

Business interruption proceeds:
Hurricane Ivan	$ 377
Hurricane Katrina	13,199
Hurricane Rita	8,258
Other	996
Total proceeds	22,830
Property damage proceeds:
Hurricane Ivan	1,273
Hurricane Katrina	6,563
Other	184
Total proceeds	8,020
Total	$ 30,850

Note 15. Subsequent Events

Private Placement of Enterprise GP Holdings’ Units

On July 17, 2007, Enterprise GP Holdings completed a private placement of 20,134,220 Units to third party investors at $37.25 per unit. The net proceeds of this private placement, after giving effect to placement agent fees, were $740.0 million. The net proceeds were used to repay the $500.0 million in principal outstanding under the EPE Term Loan (Equity Bridge), $238.0 million to reduce principal outstanding under the EPE Term Loan (Debt Bridge) and $2.0 million of related accrued interest.

Enterprise GP Holdings also entered into a registration rights agreement (“Registration Rights Agreement”) with purchasers in this private placement of Units. Pursuant to the Registration Rights Agreement, Enterprise GP Holdings intends to file a registration statement with the U.S. Securities and Exchange Commission within 90 days after the closing date (i.e. October 15, 2007) and have such registration statement become effective within 150 days of completing the offering (i.e. December 14, 2007, the “Target Effective Date”). Once the registration statement becomes effective, the 20,134,220 Units will be registered for resale. If the registration statement is not declared effective by the SEC by the Target Effective Date, then Enterprise GP Holdings will be liable to each purchaser for liquidated damages (not as a penalty) equal to the following:

▪	For the first 60 days following the Target Effective Date, 0.25% of the product of $37.25 times the number of Units purchased by the purchaser;

▪	For the period 61 to 120 days following the Target Effective Date, 0.50% of the product of $37.25 times the number of Units purchased by the purchaser;

▪	For the period 121 to 180 days following the Target Effective Date, 0.75% of the product of $37.25 times the number of Units purchased by the purchaser; and

▪	For the periods beyond 180 days following the Target Effective Date, 1.0% of the product of $37.25 times the number of Units purchased by the purchaser.

Liquidated damages are payable at the end of each 30-day period following the Target Effective Date. Notwithstanding the above, liquidated damages for any period shall be prorated by multiplying the liquidated damages to be paid in a full 30-day period by a fraction, the numerator of which is the number of days for which such liquidated damages are owed, and the denominator of which is 30; and provided further, that the aggregate amount of liquidated damages payable by Enterprise GP Holdings under the Registration Rights Agreement to each purchaser shall not exceed 10.0% of the product of $37.25 times the number of Units acquired by the purchaser.

The Registration Rights Agreement also provides for the payment of liquidated damages in the event Enterprise GP Holdings suspends the use of the shelf registration statement in excess of permitted periods. In accordance with EITF 00-19-2, “Accounting for Registration Payment Arrangements,” we have not recorded a liability for this obligation because we believe the likelihood of having to make any payments under this arrangement is remote.

Refinancing of Enterprise GP Holdings May 2007 Credit Agreement

On August 24, 2007, Enterprise GP Holdings completed the refinancing of amounts then outstanding under the Credit Agreement. The new $1.2 billion credit facility (the “August 2007 Credit Agreement”) provides for a $200.0 million revolving credit facility (the “August 2007 Revolver”), a $125.0 million term loan (“Term Loan A”), and an $850.0 million term loan (the “Term Loan A-2”). The August 2007 Revolver replaces the $200.0 Revolving Credit Facility. Amounts borrowed under the August 2007 Revolver mature in September 2012. Term Loan A and Term Loan A-2 refinanced amounts outstanding under the Term Loan (Debt Bridge). Amounts borrowed under Term Loan A mature in September 2012 and amounts borrowed under Term Loan A-2 mature in May 2008.

Borrowings under the August 2007 Credit Agreement are secured by Enterprise GP Holdings’ ownership of (i) 13,454,498 common units of Enterprise Products Partners, (ii) 100% of the membership interests in EPGP, (iii) 38,976,090 common units of Energy Transfer Equity, (iv) 4,400,000 common units of TEPPCO and (v) 100% of the membership interests in TEPPCO GP.

The August 2007 Revolver may be used by Enterprise GP Holdings to fund working capital and other capital requirements and for general partnership purposes. The August 2007 Revolver offers secured ABR loans (“ABR Loans”) and Eurodollar loans (“Eurodollar Loans”) each having different interest requirements.

ABR Loans bear interest at an alternative base rate (the “Alternative Base Rate”) plus an applicable rate (the “Applicable Rate”). The Alternative Base Rate is a rate per annum equal to the greater of: (i) the annual interest rate publicly announced by Citibank, N.A. as its base rate in effect at its principal office in New York, New York (the “Prime Rate”) in effect on such day and (ii) the federal funds effective rate in effect on such day plus 0.50%. The “Applicable Rate” for ABR Loans will be increased by an applicable margin ranging from 0% to 1.0% per annum. The Eurodollar Loans bear interest at a “LIBO rate” (as defined in the August 2007 Credit Agreement) plus the “Applicable Rate”. The “Applicable Rate” for Eurodollar Loans will be increased by an applicable margin ranging from 1.00% to 2.50% per annum.

All borrowings outstanding under Term Loan A will, at Enterprise GP Holdings’ option, be made and maintained as ABR Loans or Eurodollar Loans, or a combination thereof. All borrowings outstanding under Term Loan A-2 will bear interest at the LIBO rate plus 1.75%. Any amount repaid under the Term Loan A and Term Loan A-2 may not be reborrowed.

The August 2007 Credit Agreement contains various covenants related to the Enterprise GP Holdings’ ability to incur certain indebtedness, grant certain liens, make fundamental structural changes, make distributions following an event of default and enter into certain restricted agreements. The credit agreement also requires Enterprise GP Holdings to satisfy certain quarterly financial covenants.

EPO Public Offering of 10-year senior unsecured notes

On September 4, 2007, EPO sold $800.0 million in principal amount of unsecured senior notes due September 15, 2017. The proceeds from the offering will be used to temporarily reduce borrowings outstanding under EPO's Multi-Year Revolving Credit Facility, which will be used to repay, at maturity, the $500.0 million principal amount outstanding under Senior Notes E due October 15, 2007, together with accrued and unpaid interest, as well as for general partnership purposes. The 6.30% fixed-rate senior notes were issued at 99.953 percent of their principal amount. Enterprise Products Partners guaranteed the notes through an unconditional guarantee on a senior unsecured basis.